EXHIBIT 10.1

AURA SYSTEMS, INC.

- and -

Jiangsu AoLunTe Electrical Machinery Industrial CO., LTD.

SINO-FOREIGN COOPERATIVE JOINT

VENTURE CONTRACT

for the establishment and operation of

Jiangsu Shengfeng Mobile Power Technology

CO. LTD.

Table of Contents

1.	DEFINITION	1
2.	PARTIES TO THIS CONTRACT	7
3.	ESTABLISHMENT OF THE JOINT VENTURE	8
4.	PURPOSE AND SCOPE OF THE JOINT VENTURE	8
5.	TOTAL INVESTMENT, REGISTERED CAPITAL AND COOPERATIVE CONDITIONS	9
6.	TRANSFER OF OWNERSHIP INTEREST	12
7.	REPRESENTATIONS, WARRANTIES AND OBLIGATIONS	12
8.	RESPONSIBILITIES OF THE PARTIES	14
9.	INTELLECTUAL PROPERTY AND TECHNOLOGY	16
10.	PURCHASE OF MATERIALS AND PRODUCTS	18
11.	USE OF PRODUCTS	19
12.	OTHER COMMERCIAL AGREEMENTS	19
13.	MINIMUM SALES TARGETS	20
14.	BOARD OF DIRECTORS	20
15.	SUPERVISORS	28
16.	MANAGEMENT OF THE JOINT VENTURE	29
17.	LABOR MANAGEMENT	32
18.	TAXATION AND INSURANCE	32
19.	FINANCE AND ACCOUNTING	32
20.	CAPITAL INVESTMENT IN AURA	35
21.	CASH FLOW DISTRIBUTION	35
22.	FOREIGN EXCHANGE	36
23.	CONFIDENTIALITY AND NON-COMPETITION	36
24.	BUSINESS PRACTICE	38
25.	TERM, TERMINATION AND LIQUIDATION	38
26.	BREACH OF CONTRACT	41
27.	FORCE MAJEURE	42
28.	POTENTIAL INITIAL PUBLIC OFFERING	43
29.	DISPUTE RESOLUTION	43
30.	GOVERNING LAW	44
31.	MISCELLANEOUS	44
Schedule 1- Intellectual Property and Technology License Agreement		49
Appendix 1 - Licensed Technology		72
Appendix 2 - Components		73
Schedule 2 -AoLunTe Asset Contribution Agreement		75
Schedule 3- Key Terms of Consulting Services Agreement		76
Schedule 4-Major Decisions		77
Schedule 5- Securities Purchase Agreement		79

THIS CONTRACT is made and entered into on January 27, 2017, by and between:

(1)	Jiangsu AoLunTe Electrical Machinery Industrial Co., Ltd., a limited liability company incorporated and validly existing under the laws of People’s Republic of China (“PRC” or “China”), with its registered office at Liyang, Jiangsu, PRC (“AoLunTe”); and

(2)	Aura Systems, Inc., a corporation organized and validly existing under the laws of Delaware, U.S., with its business place at 10541 Ashdale Street, Stanton, California 90680 (“Aura”).

Each of AoLunTe and Aura shall hereinafter individually be referred to as a “Party” and collectively as the “Parties”.

Recital:

After friendly consultations conducted in accordance with the principles of equality and mutual benefit, the Parties have agreed to establish a Sino-foreign cooperative joint venture at Liyang, the PRC, in accordance with the Law of the People’s Republic of China on Sino-Foreign Cooperative Joint Venture (中华人民共和国中外合作经营企业法) (“Cooperative Joint Venture Law”) and its implementing rules (中华人民共和国中外合作经营企业法实施细则) (“Cooperative Joint Venture Regulations”) and other relevant PRC laws and regulations, and the provisions of this Contract.

Operative Provisions：

1.	DEFINITION

1.1	Unless the terms or context of this Contract provide otherwise:

“Affiliate(s)”

Means, with respect to any Person, any other Person controlling or controlled by or under common control with such specified Person.

For purpose of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of fifty percent (50%) or more shares or registered capital with voting right, or voting securities, by contract or otherwise, and the terms “controlling”, “controlled by”, “under common control with” and “controlled” have meanings correlative to the foregoing;

“Affiliated Transaction”	Means any and all transactions between the Joint Venture and AoLunTe or their respective Affiliates and/or between the Joint Venture and Aura or their respective Affiliates;
“Additional Capital”	Means any and all additional capital to be provided or secured by each of the Parties when necessary in accordance with Section 5.5;
“Approval”

Means any consent, approval, authorization, permission, order, registration, filing, clearance, qualification, license, permit, certificate or declaration by any Government Authority or other public, regulatory or governmental agency or authorities in the PRC;

“Articles of Association”	Means the articles of association of the Joint Venture, to be signed by the Parties simultaneously with this Contract and its amendments from time to time;
“Auditor”

Means an international accounting firm registered in the PRC, engaged at the Joint Venture’s own expense upon resolution of the Board, which shall be the auditor of the Joint Venture and which shall be independent from the Parties and independent from the Joint Venture;

“AuraGen”	Means Aura’s patented, integrated, mobile power generator and power management system that installs in a motor vehicle and delivers, on-location, both AC and DC electricity for any end user;

“Business”	Means the activities that the Joint Venture will be engaged in based on Section 4.2 and subject to its Business License;
“Board of Directors” or “Board”	Means the board of directors of the Joint Venture established in accordance with this Contract;

“Business License”	Means the business license of the Joint Venture as issued, amended and replaced, as the case may be, from time to time by the Registration Authority;
“Certificate of Approval”	Means the certificate of approval issued by the Examination and Approval Authority approving this Contract and the Articles of Association;
“Chairman”	Means the Chairman of Board as provided in Section 14.2.1;
“Confidential Information”

Means technology and know-how as well as trade secrets, strategic business or marketing information, business projections, secret processes and other processes, data, formulae, programs, manuals, designs, sketches, photographs, plans, drawings, specifications, reports, studies, findings, non-patented inventions and ideas, and other information relating to the production, packaging, use, pricing, or sales and distribution, whether of a technical, engineering, operational, business or economic nature, whenever designated as “Confidential” by AoLunTe or Aura or their Affiliates and provided by AoLunTe, Aura or their Affiliates in connection with the establishment of the Joint Venture and any matters related thereto, the implementation of and/or the conduct of the business contemplated by this Contract and the other contracts contemplated herein. Confidential Information, however, shall not include information which is now or hereafter becomes part of the public domain through authorized publication, information which the receiving Party can demonstrate was in its possession at the time of receipt, and information which hereafter comes into the possession of the receiving Party and was or is not acquired by the receiving Party directly or indirectly from the providing Party or sources under an obligation of secrecy to such providing Party;

“Contract” or “this Contract”	Means this Sino-foreign Cooperative Joint Venture Contract, as may be amended and supplemented from time to time;
“Consulting Services Agreement”	Means the consulting services agreement to be entered into between Aura and the Joint Venture, the key terms of which are set out in Schedule 3;
“Cooperative Condition”	Means the Cooperative Condition to be provided by Aura as specified in Section 5.3.1;
“Customer”	Means a customer of the Joint Venture’s products;
“Deadlock”	Means the circumstances provided in Section 14.12.1;
“Director”	Means any member of the Board;
“Dispute”

Means any dispute, controversy or claim arising out of or in connection with the interpretation or implementation of this Contract including without limitation any question regarding its existence, validity, interpretation, termination, or any claim for the threatened, alleged, or actual breach of this Contract by either Party;

“Distributable Profit”	Means net profits of the Joint Venture to be calculated and distributed to the Parties in accordance with Section 21.2
“Effective Date”	Means the effective date of this Contract, which shall be the date on which all of conditions in Section 31.1 have been fulfilled;
“Encumbrance”

Means any mortgage, charge, claim, equitable interest, lien, option, pledge, security interest, right of first refusal, right to acquire, hypothecation, title retention, right of set-off, counterclaim, trust arrangement or similar restriction of any kind (including any restriction on use, voting, equity transfer, receipt of income, or exercise of any other ownership interest);

“Ownership Interest”	Means, with respect to each Party, such Party’s percentage ownership interest in the Joint Venture, as set forth in Section 5.10;
“Establishment Date”	Means the first business day after receipt of Certificate of Approval for Joint Venture
“Examination and Approval Authority”

Means the National Development and Reform Commission and Ministry of Commerce of the PRC, or their authorized local division or any successor government institution or agency empowered to approve the Feasibility Study Report, this Contract and the Articles of Association of the Joint Venture and any amendments, supplements, modifications or termination hereof or thereof;

“Feasibility Study Report”	Means the Feasibility Study Report, jointly prepared by the Parties on the execution date of this Contract, regarding the feasibility of establishment of the Joint Venture;
“Financial Controller”	Means the financial controller of the Joint Venture as specified in Section 16.1;
“Financial Year”	Means a calendar year beginning on 1 January and ending on 31 December, except the exceptions provided in Section 19.4;
“General Manager”	Means the General Manager of the Joint Venture as specified in Section 16.1;
“Government Authority”

Means any governmental authority, judicial or administrative body or any other authorities having or asserting jurisdiction over the Person or matter with respect to this Contract including their local branch offices;

“Intellectual Property” or “IP”

Means any intellectual and industrial property rights including but not limited to all rights in patents, utility models, semi-conductor topography rights; copyrights, authors’ rights, trade marks, brands, domain names, trade secrets, know-how and other rights in information, drawings, logos, plans, database rights, technical notes, prototypes, processes, methods, algorithms, any technical-related documentation, any software, registered designs and other designs, in each case, whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world;

“IP and Technology License Agreement” or “Technology License”	Means the Intellectual Property and Technology License Agreement to be entered into between Aura and the Joint Venture in the agreed form as attached as Schedule 1 in accordance with Section 5.3.1;
“IP Governance Committee”	Means the IP Governance Committee as provided in Section 9.2.1;

“Joint Venture” or “JV”

Means [Jiangsu Shengfeng Mobile Power Technology CO. LTD], a Sino-foreign cooperative joint venture to be formed in Liyang, Jiangsu, PRC by the Parties in accordance with the Cooperative Joint Venture Law, the Cooperative Joint Venture Regulations and other relevant laws and regulations of the PRC and the terms and conditions of this Contract and the Articles of Association;

“Licensed Technology”	has the meaning ascribed to it in the Technology License;
“Management Personnel”	Means the Joint Venture’s General Manager, Financial Controller, Manufacturing VP, QA Manager and other management personnel designated as such by the Board;
“Manufacturing VP”	Means the vice president of manufacturing of the Joint Venture as specified in Section 16.1;
“Minimum Sales Target”	Means the minimum sales target of the Joint Venture for a Financial Year as specified in Section 13.1;
“New Products”	Means products other than the Selected Mobile Power Products;
“Person”

Means any individual, company, legal person enterprise, non-legal person enterprise, joint venture, partnership, wholly owned entity, unit, trust or other entity or organization, including, without limitation, any government or political subdivision or any agency or instrumentality of a government or political subdivision and other body corporate or unincorporated; Person also includes a reference to that Person’s legal representatives, assignees, successors or heirs;

“PRC” or “China”	Means the People’s Republic of China and, for the purpose of this Contract, shall exclude the Special Administrative Region of Hong Kong, the Special Administrative Region of Macau, and Taiwan;
“QA Manager”	Means the quality assessment manager of the Joint Venture as specified in Section 16.1;

“Registration Authority”	Means the State Administration for Industry and Commerce, or its local division or any successor government institution or agency empowered to issue a Business License to the Joint Venture;
“Registered Capital”	Means the registered capital of the Joint Venture as specified in Section 5.1.2 and the Business License of the Joint Venture;
“Representative”	Means the representative of the Joint Venture;
“RMB” or “Renminbi”	Means Renminbi, the lawful currency of the PRC;
“Selected Mobile Power Products”

Means 5-kW series and 8.5-kW series of the mobile power products based on the AuraGen technology, including any assembly, subassembly, component, and any part thereof as well as such other products as may be agreed upon from time to time between Aura and the JV;

“AoLunTe Asset Contribution Agreement”

Means the asset contribution agreement to be entered into by AoLunTe and the Joint Venture with respect to the contribution of tangible and intangible assets to the Joint Venture as Registered Capital, the form of which is set out in Schedule 2 attached hereto;

“Site”	Means that area of 32,000 square meters 32,000 m2) located at ZhongguanCun, Liyang ,China];
“Supermajority”	Means an affirmative vote of not less than 2/3 of disinterested members of the Board;
“Supervisor”	Means the Supervisor of the Joint Venture as provided in Section 15.1;
“Technical Data”	Means recorded information, regardless of form of media on which it is recorded, relating to the design, development or production of the Product. The term includes technical information of a scientific or technical nature, and computer software. Computer software includes computer programs and associated data comprising a series of instructions, rules, routines or statements that allow or cause a computer to execute an operation or series of operations. It also includes source code listings, design details, algorithms, processes, flow charts, formula and related material that would enable the computer program to be produced, created or completed;

“Term”	Means the term of this Contract as set forth in Section 25.1 hereof, as extended pursuant to Section 25.2 hereof;

“Third Party”	Means any Person other than the Parties to this Contract;
“Three Funds”	Means the Reserve Fund, the Enterprise Expansion Fund and the Staff and Workers Incentive and Welfare Fund of the Joint Venture as specifiedin Section 21.1;
“Total Investment”	Means the total investment of the Joint Venture as specified in Section 5.1.1 and the Approval Certificate of the Joint Venture;
“USD” or “United States Dollars”	Means United States dollars, the lawful currency of the United States of America;
“Vice Chairman”	Means the Vice Chairman of the Joint Venture as provided in Section 14.2.1.

1.1	Unless the context otherwise requires, the singular includes the plural and vice versa; words used in any gender in this Contract shall include references to all other genders;

1.2	The headings and sub-headings are inserted for ease of reference only and shall not affect the construction of this Contract.

1.3	Any references in this Contract to statutory provisions are references to those provisions as in force at the execution date of this Contract but include all statutory modifications, re-enactment, replacements and extensions of those provisions and any subordinate legislation or regulations made under such provisions.

1.4	The expressions the “shareholder” and the “company” shall, where context permits, include their respective successors, personal representatives and permitted assignees.

1.5	References to any document (including this Contract) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time.

2.	PARTIES TO THIS CONTRACT

2.1	Corporate Particulars of AoLunTe: Jiangsu AoLunTe Electrical Machinery Industrial Co., Ltd.

Place of Incorporation:	PRC
Legal address:	Liyang, Jiangsu
Representative:	Hebiao Song
Position:	Representative
Nationality:	China

2.2	Corporate Particulars of Aura: Aura Systems, Inc.

Place of Incorporation:	State of Delaware, USA
Legal address:	10541 Ashdale Street, Stanton, California 90680
Representative:	Melvin Gagerman
Position:	CEO
Nationality:	USA

3.	ESTABLISHMENT OF THE JOINT VENTURE

3.1	Establishment of the Joint Venture

The Parties hereby agree to establish the Joint Venture Company as a Sino-foreign cooperative joint venture with limited liability in accordance with the Cooperative Joint Venture Law, the Cooperative Joint Venture Regulations, the Company Law and other relevant laws and regulations of the PRC, and the provisions of this Contract and the Articles of Association.

3.2	Name and Address of the Joint Venture

3.2.1	The name of the Joint Venture shall be:

	English:	[Jiangsu Shengfeng Mobile Power Technology CO. LTD]
	Chinese:	[江苏晟丰移动电源科技有限公司]

3.2.2	The legal address of the Joint Venture shall be [ZhongguanCu, Liyang,China].

3.3	Sino-foreign Cooperative Joint Venture with Limited Liability

The Joint Venture shall be organized as a Sino-foreign cooperative Joint Venture with limited liability under PRC laws, liable for its own debts with its own assets.

3.4	Profits and Losses

Subject to the terms and conditions of this Contract, the profits, risks and losses of the Joint Venture shall be in proportion to Ownership Interests by the Parties, provided that the liability of each Party for losses of the Joint Venture shall be limited to its capital contributed in or Cooperative Condition provided to the Joint Venture in accordance with Section 5.

4.	PURPOSE AND SCOPE OF THE JOINT VENTURE

4.1	Purpose

The Joint Venture will be established for the purposes of manufacturing and distributing the Selected Mobile Power Products in the PRC and to gain maximum economic benefits. By introducing Aura’s advanced mobile power technology and power management system into the PRC, the Joint Venture will boost the development and prosperity of the commercial mobile power sector of the PRC.

4.2	Scope of Business

The business scope of the Joint Venture shall be: manufacturing, marketing and sale, repair and maintenance of Selected Mobile Power Products for commercial and military use subject to the approval by the Examination and Approval Authority and the registration with the Registration Authority (“Business Scope”).

4.3	Business Plan

4.3.1	Notwithstanding the Business Scope specified in 4.2, the business of the Joint Venture shall be limited to the manufacturing, marketing and sale, repair and maintenance of Selected Mobile Power Products for commercial and military use.

Without the approval by a Supermajority of the Board, the Joint Venture shall not engage in design, research and development, manufacturing, marketing and sale, repair and maintenance of New Products. In the event that the Board gives its approval to the foregoing, the terms of this Contract shall automatically apply to such New Products. The foregoing notwithstanding, in no event shall the Joint Venture engage in any design, research, or development of the Selected Mobile Power Products without the express, prior written consent of Aura.

5.	TOTAL INVESTMENT, REGISTERED CAPITAL AND COOPERATIVE CONDITIONS

5.1	Total Investment and Registered Capital

5.1.1	The total investment amount of the Joint Venture (“Total Investment”) shall be USD$10 million.

5.1.2	The registered capital of the Joint Venture (“Registered Capital”) shall be USD $10 million.

5.2	Capital Contribution

5.2.1	The Parties hereby agree AoLunTe shall contribute to the Registered Capital:

(a)	cash of RMB equal to USD $500,000 (equal to 5% of the Registered Capital); and

(b)	tangible assets and intangible assets (including but not limited to equipment, land and facilities of the Site), as listed in Schedule 2, which are valued at USD $9.25 million(equal to 92.5% of the Registered Capital).

5.2.2	The parties hereby agree that AoLunTe shall contribute the Registered Capital based upon the following timeline:

(a)	cash contribution of RMB equal to USD $500,000 (equal to 5% of the Registered Capital) shall be made within thirty (30) days after the Establishment Date.

(b)	tangible assets and intangible assets (including but not limited to equipment, land and facilities of the Site), as listed in Schedule 2, which are valued at USD $9.25 million(equal to 92.5% of the Registered Capital) shall be made using best efforts but in no event later than one hundred and eighty (180) days after the Establishment Date.

5.3	Cooperative Condition

5.3.1	The Parties hereby agree Aura shall provide the following cooperative condition (“Cooperative Condition”):an exclusive, non-assignable, and royalty-free license in the PRC to use Aura’s Intellectual Property with respect to the Selected Mobile Power Products, the form of which is set forth in Schedule 1, The Intellectual Property and Technology License Agreement(the “Technology License”) and the due performance of its obligations thereunder.

5.3.2	The Technology Licensing Agreement shall be signed by both parties within fifteen (15) days after the Establishment Date. All materials relating to the licensed technology as reasonably needed for the joint venture to accomplish its business purpose, including but not limited to applicable technical manuals and technical drawings shall be delivered by Aura within thirty (30) days from the date of signing the Technology Licensing Agreement to the IP Governance Committee of the Joint Venture. Aura shall be deemed to have provided its Cooperative Condition upon the delivery of all the materials relating to the Licensed Technology to the IP Governance Committee. The Technology License shall become effective upon AoLunTe’s first instalment of its capital contribution, and not before.

5.3.3	Cash of RMB which equals to USD $250,000（equal to 2.5% of the Registered Capital）shall be contributed by Aura to the Registered Capital within forty-five (45) days after the Establishment Date.

AoLunTe shall purchase from Aura product that is equivalent of aggregate USD $1,250,000 in four payments after the Establishment Date. The first three payments amount to USD $500,000, USD $250,000; USD $250,000 shall be made by letter of credit separately (The next letter of credit shall be opened after the products of previous order have been received by AoLunTe). Aura shall deliver the products upon receipt of the fourth order from AoLunTe since AoLunTe has paid to Aura USD $250,000 in advance for the products in 2014.

5.4	Conditions Precedent to the Contribution of the Registered Capital and Provision of Cooperative Condition

The obligation of any Party to make its contribution or provide its Cooperative Condition pursuant to Section 5.2 and 5.3 hereof shall be subject to the fulfillment or waiver of each of the following conditions (“Conditions Precedent”):

5.4.1	each of the Examination and Approval Authority having issued an approval for establishment of the Joint Venture, and any required changes to this Contract and the Articles of Association having been agreed to in writing by the Parties; and

5.4.2	a Business License having been issued to the Joint Venture which authorizes the full Business Scope of the Joint Venture described in Section 4.2 or any required changes thereto having been agreed to in writing by the Parties.

5.5	Balance between the Total Investment and Registered Capital

Both Parties shall provide additional capital (“Additional Capital”) or secure loans from Third Party financial institutions to cover the balance between the Total Investment and Registered Capital on terms and conditions approved by a Supermajority of the Board of Directors.

5.6	Capital Verification

A qualified accountant registered in the PRC and selected by a Supermajority of the Board shall be engaged by the Joint Venture to verify the capital contribution by AoLunTe and provide a capital verification report accordingly.

5.7	Failure to Make Contributions to Registered Capital or Provide the Cooperative Condition

5.7.1	If any Party (“Breaching Party”) fails to make capital contribution or provide its Cooperative Condition, in whole or in part, to the Joint Venture within the period set forth in Sections 5.2 and 5.3, the Breaching Party shall pay the other Party (“Non-Breaching Party”) liquidated damages of USD $2,000 per day from the first day of the breach until the day on which the default capital or Cooperative Condition is provided in full by the Breaching Party.

5.7.2	The provisions of this Section shall not prejudice any other rights or remedies the Non-Breaching Party may have under this Contract or under any applicable laws and regulations with respect to the failure of the Breaching Party to make capital contribution or provide the Cooperative Conditions.

5.8	Increase or Decrease of Registered Capital

Any increase or reduction in the Registered Capital of the Joint Venture shall be unanimously approved by the Board of Directors and submitted to the Examination and Approval Authority for approval. Upon receipt of such approval, the Joint Venture shall register the increase or reduction in the Registered Capital with the Registration Authority.

5.9	Profit Distribution Adjustment

Both Parties hereby agree that if any New Product is introduced into the Joint Venture, then the Parties shall share the relevant profit in a ratio as determined by a Supermajority of the Board of the Joint Venture.

5.10	Ownership Interest and Encumbrance of Ownership Interest in Joint Venture

5.10.1	The Parties agree that in consideration of AoLunTe’s capital contribution and Aura’s provision of the Cooperative Condition hereunder, AoLunTe shall be entitled to 51% Ownership Interest in the Joint Venture, and Aura shall be entitled to 49% Ownership Interest in the Joint Venture.

5.10.2	Without the prior written consent of the other Party and proper Board approvals, no Party shall create any Encumbrance over any part of its respective Ownership Interest.

5.10.3	Both parties agree that the profits of the Joint Venture are distributed in accordance with their respective Ownership Interests. The losses and risks shared by the parties shall be limited to the parties’ respective capital contributions as set forth in Sections 5.2 and 5.3.3.

6.	TRANSFER OF OWNERSHIP INTEREST

6.1	Except in accordance with this Contract, no Party shall assign, sell, transfer or otherwise dispose of all or any part of its Ownership Interest in the Joint Venture.

6.2	Transfer to Third Party

Transfer of the Ownership Interest in the Joint Venture to any Third Party by either Party shall be subject to the other Party’s prior written consent.

7.	REPRESENTATIONS, WARRANTIES AND OBLIGATIONS

7.1	General Representations and Warranties

Each Party hereby represents and warrants that, as of the execution date of this Contract and as of a date on which a Party provides its capital contribution or Cooperative Condition to the Joint Venture in accordance with Section 5.2 and 5.3 herein:

7.1.1	it is a separate legal entity, duly organized, validly existing and in good standing under the laws of jurisdiction of the Party;

7.1.2	it has all requisite power, authority and approval to enter into this Contract and to perform its obligations hereunder;

7.1.3	neither the execution of this Contract, nor the performance of its obligations hereunder, will conflict with, or result in a breach of, or constitute a default under, any provision of its business license, articles of association, by-laws, or any law, rule, regulation, order, judgment or decree, authorization or approval of any government agency or body, or of any contract or agreement or instrument to which it is a party or is subject to;

7.1.4	it has duly authorized, executed and delivered this Contract and that this Contract constitutes a legal, valid and binding obligation enforceable in accordance with its terms; and

7.1.5	there is no lawsuit, arbitration, or legal, administrative or other proceedings or governmental investigation, pending or, to the best of its knowledge, threatened against it with respect to the subject matter of this Contract or that would affect in any way its ability to enter into or perform this Contract.

7.2	Warranty for Representative and General Manager

For the avoidance of doubt, in respect of any action of the Representative or the General Manager of the Joint Venture, the Party responsible for the appointment or nomination of such individuals shall be solely responsible to indemnify the Joint Venture and the other Party for all losses, costs and expenses caused by any unauthorized action taken by such individuals. If so required, such Party shall also provide the Joint Venture and the other Party with necessary parent guarantees, powers of attorney and corporate undertakings at the request of the Joint Venture or the other Party so as to ensure immediate relief and remedy in case of any unauthorized actions taken by the Representative or the General Manager. For the avoidance of doubt, “unauthorized action” under this Section refers to any action of the Representative or the General Manager not expressly duly authorized by the Board or this Contract but taken in his/her capacity as the Representative or General Manager, provided however, that “unauthorized action” shall not include measures taken by the Representative or the General Manager in situations where such measure is undertaken in good faith and immediate action is necessary to prevent a materially adverse effect on the Joint Venture for which prior Board approval cannot reasonably be obtained in time.

7.3	AoLunTe’s Additional Representation and Warranty

7.3.1	In addition to the representations and warranties set forth in Section 7.1 and 7.2 AoLunTe warrants to Aura that it has sufficient funds to perform its obligation for contribution of Registered Capital under this Contract.

7.3.2	The tangible assets as Schedule 2 attached hereto and contributed by AoLunTe are free of any and all Encumbrances

7.4	Aura’s Additional Representation and Warranty

In addition to the representations and warranties set forth in Section 7.1 and 7.2, Aura warrants to AoLunTe that:

7.4.1	Aura owns all right and title to the Licensed Technology, and to the best of Aura’s knowledge, the Licensed Technology is free of any claim or other encumbrance of any third party. None of the Licensed Technology is or ever has been declared invalid or unenforceable, or is the subject of a pending or threatened action for opposition, cancellation, declaration of invalidity, unenforceability or misappropriation or like claim, action or proceeding.

7.4.2	Aura is not aware of any notice or claim, threatened or pending, that the use of the Licensed Technology in accordance with the terms of this Contract and the Technology License infringes any third party’s Intellectual Property rights.

7.4.3	No current debts and liabilities on Aura’s part shall be imparted unto the Joint Venture. During the operation of the Joint Venture, Aura shall not voluntarily terminate the cooperation with AoLunTe by withdrawing the Technology License except as permitted or required by law, this Contract, the Intellectual Property and Technology License Agreement, or other contract between the parties.

7.4.4	AoLunTe shall arrange for the procurement of the production personnel and production equipment necessary for the manufacture and production of the Selected Mobile Power Products in accordance with the instructions by Aura based on Aura’s understanding and experience of the Licensed Technology. Aura shall guarantee that the Selected Mobile Power Products represent the highest technical level Aura has mastered prior to the signing of this contract. In any case, the overall technical level of the Selected Mobile Power Products produced by the Joint Venture shall not be inferior to the one of the similar products marketed by Aura prior to the signing of this contract.

7.4.5	To the best actual knowledge of Aura, the licenses currently contemplated to be granted under this Contract are not prohibited by the existing laws, regulations and/or policies of the United States. In the event that such transfer to the Joint Venture is or becomes prohibited by any laws, regulations and/or policies of the United States, Aura agrees that it will not hold AoLunTe responsible for any liabilities incurred as a result of such prohibition except in the event of material misrepresentations by AoLunTe or in the event of a breach by AoLunTe of this Contract or any other agreement entered into by AoLunTe.

7.5	Each Party shall, unconditionally and irrevocably, indemnify the other Party, and hold the other Party indemnified, without limitation in point of time, against all direct losses, expenses and liabilities (including legal fees) arising from a breach of any of the representations, warranties, undertakings and other provisions set out in Section 7.

8.	RESPONSIBILITIES OF THE PARTIES

8.1	Undertakings of the Parties

8.1.1	The Parties undertake and agree to do all things necessary, including without limitation giving all necessary instructions and directions to the Directors nominated by them pursuant to Section 14.1, and shall ensure that the Directors pass resolutions which may from time to time be necessary to ensure preparing and submitting all application documents to the Examination and Approval Authority, the Registration Authority and other relevant Government Authority for the establishment of the Joint Venture; and all such document are true and accurate.

8.1.2	The Parties attend to all matters which are necessary for and instrumental to the completion of all the formalities for the establishment of the Joint Venture, including, but not limited to, the following:

(a)	passing a Board resolution authorizing the investment in the PRC in the form of a cooperative joint venture on terms set out in this Contract and the Articles of Association;

(b)	preparing and submitting all relevant documents to the relevant Government Authority; and

(c)	making all required contributions to the Registered Capital and providing the Cooperative Condition to the Joint Venture in accordance with this Contract and the Articles of Association.

8.2	Responsibilities of AoLunTe

In addition to the obligations set forth in Section 8.1 herein, AoLunTe shall have the following responsibilities:

8.2.1	Entering into the AoLunTe Asset Contribution Agreement with the Joint Venture in accordance with this Contract;

8.2.2	assisting the Joint Venture in obtaining all necessary approvals, permits, licenses and other documents required for the establishment and operation of the Joint Venture and opening Renminbi and foreign currency bank accounts;

8.2.3	assisting the Joint Venture in completing all necessary procedures to ensure that the Joint Venture has the exclusive right to use the Site for the Term;

8.2.4	assisting the Joint Venture in design and construction of the plant of the Joint Venture, including completing all necessary approval and registration for the planning, design and construction of the plant;

8.2.5	procuring activity such that the Joint Venture shall at all times be given sufficient water supply, fuel supply, power supply, transportation, communications, and other services required for the facilities of the Joint Venture;

8.2.6	assisting the Joint Venture in applying for and obtaining the most preferential tax and customs duty treatment and other investment incentives available under the laws and regulations of the PRC;

8.2.7	assisting the Joint Venture, if necessary, in handling all licenses, approvals and registrations for the importation of technology contemplated herein and obtaining the products certification as required by the relevant PRC law;

8.2.8	assisting the Joint Venture, if necessary, in making import customs declarations, obtaining relevant import licenses, approvals and reductions of and exemptions from customs duties and taxes for any initial machinery and equipment to be imported by the Joint Venture;

8.2.9	assisting the Joint Venture in recruiting various types of qualified Chinese personnel and assisting the expatriate employees of the Joint Venture in obtaining all necessary entry visas and work permits under PRC law;

8.2.10	handling other matters as requested by the Board of Directors from time to time.

8.3	Responsibilities of Aura

In addition to the obligations set forth in Section 8.1 herein, Aura shall have the following responsibilities:

8.3.1	entering into the Technology License in the agreed form as Schedule 1 attached hereto with the Joint Venture;

8.3.2	entering into the Product Supply Agreement with the Joint Venture;

8.3.3	entering into the Consulting Services Agreement with the Joint Venture;

8.3.4	handling export license and other procedures for the Joint Venture necessary for the export of technology from the United States pursuant to the Technology License and the export of the products pursuant to the Product Supply Agreement from the United States into the PRC;

8.3.5	providing necessary technical support to the Joint Venture at the Joint Venture’s reasonable request in accordance with the Technology License;

8.3.6	assisting the Joint Venture in recruiting expatriate personnel, if it is necessary;

8.3.7	assisting the Joint Venture in purchasing equipment and machinery from overseas, if it is necessary that Aura assist in this regard; and

8.3.8	handling other matters as requested by the Board of Directors from time to time.

9.	INTELLECTUAL PROPERTY AND TECHNOLOGY

9.1	Compliance with the Technology License

Both Parties shall cause the Joint Venture to strictly comply with all provisions in the Technology License, under which Aura shall license the Joint Venture to use certain of its proprietary technology and know-how in accordance with the terms and conditions of the Technology License with the Joint Venture in the form attached as Schedule 1, as well as all other intellectual property agreements to which the Joint Venture may enter into in the future.

9.2	Intellectual Property Governance Committee

9.2.1	At the first Board Meeting, anintellectual property governance committee comprised of members appointed by AoLunTe and Aura (the “IP Governance Committee”),shall be formed by the Board, which shall report directly to the Board. The IP Governance Committee shall advise the Board on matters in relation to intellectual property in connection with the Joint Venture. Advice provided by the IP Governance Committee shall be for the reference of the Board and shall not be binding on the Board.

9.2.2	The IP Governance Committee shall have the full responsibility for all IP-related matters and any changes to be made to the Licensed Technology.

9.2.3	The IP Governance Committee shall maintain continuing communication with the Person or Persons as designated by Aura from time to time regarding all matters arising from or in connection with the Technology License.

9.2.4	The IP Governance Committee shall consist of three (3) members, two (2) of whom shall be appointed by Aura and one (1) of whom shall be appointed by AoLunTe. The terms of the members shall be as the appointing Party thinks fit. The IP Governance Committee is further authorized to call upon Joint Venture personnel for assistance or seek assistance from Third Party professional advisors in order to carry out its tasks.

9.3	Employment IP Agreement and Reward Policy

9.3.1	The Joint Venture shall cause each of its employees to sign an employment IP agreement with (or shall include provisions relating to employment IP in the labor contract of) each of its employees to ensure that all rights, titles and interests in any Intellectual Property created during the course of employment with the Joint Venture are fully owned by the Joint Venture. Such agreement (or such provisions in the labor contract) shall provide that if the Intellectual Property is deemed not to automatically vest in the Joint Venture, for any reason whatsoever, the employee agrees to assign to the Joint Venture all rights to any such Intellectual Property. In the event that any of the aforementioned Intellectual Property was created based on or derived from the Licensed Technology, the ownership of such Intellectual Property shall be dealt with in accordance with the Technology License.

9.3.2	The Joint Venture shall establish an effective reward policy to remunerate employees for their employment IP in accordance with any applicable laws including, but not limited to, PRC patent law and labor laws.

9.4	Intellectual Property Policy

Each Party agrees that each will cause the Joint Venture to establish an IP policy for the purpose of managing its Intellectual Property. The policy will establish and define different levels of Intellectual Property owned by the Joint Venture or licensed/disclosed to the Joint Venture by AoLunTe or Aura and set differing levels of access aligned with the needs of the Joint Venture’s organizational structure.

9.5	Information Technology Security Measures

[Section intentionally omitted.]

9.6	Physical Security Measures

Each Party agrees that each will cause the Joint Venture to implement effective physical security measures to secure the Intellectual Property and Confidential Information owned by the Joint Venture or licensed / disclosed to the Joint Venture by AoLunTe or Aura, including, but not limited to, security guards at the entrance to collect items that present security problems (e.g. cameras and flash drives).

9.7	Audits

Aura shall be provided access to the engineering and manufacturing facilities of the Joint Venture as frequently as required by Aura to audit the Joint Venture’s compliance with any provisions of this Section 9 and of the Technology License.

9.8	Intellectual Property Enforcement

The Parties agree that AoLunTe shall and shall cause the Joint Venture to provide Aura with all necessary assistance to enforce its IP rights with respect to the Licensed Technology in the PRC.

9.9	Undertaking

The Parties agree that the technology and know-how licensed to the Joint Venture by Aura is provided only for the use of the Joint Venture and all rights licensed to the Joint Venture by Aura under the Technology License shall not be considered as assets of the Joint Venture in any event. AoLunTe hereby undertakes to Aura that:

9.9.1	AoLunTe and its Affiliates shall not at any time during or after the Term use such technology and know-how licensed by Aura to the Joint Venture pursuant to the Technology License in any way; and

9.9.2	in respect of such Intellectual Property licensed by Aura to the Joint Venture pursuant to the Technology License, AoLunTe and its Affiliates shall comply with the confidentiality obligations set forth in the Technology License.

9.10	Limitations of use of Intellectual Property

This Contract, unless otherwise expressly provided in this Contract or the Technology License, does not offer or grant to AoLunTe any rights in or license under any present or future Intellectual Property owned or controlled by Aura. During the Term of and after the termination of this Contract, regardless of how the Contract is terminated, AoLunTe shall not, directly or through any Third Party,

(a)	adopt or seek to register or take any other action to use or establish anywhere in the world rights in any IP that belongs to Aura;

(b)	modify, reverse assemble, decompile, reverse engineer or otherwise attempt to derive source code (or the proprietary algorithms, structure or organization) from any Selected Mobile Power Products or New Products developed, manufactured or supplied by Aura or its Affiliates, Aura’s supplied equipment, or Aura’s IP; or

(c)	itself do anything, or assist any other person or entity to do or omit to do anything, which diminishes the rights of Aura as an owner or a licensee in any of Aura’s IP.

10.	PURCHASE OF MATERIALS AND PRODUCTS

10.1	During the Term of this Contract, with respect to any product or parts purchased by the Joint Venture from Aura, Aura agrees that the Joint Venture shall enjoy the full benefit of any and all lower prices and any other more favourable terms and conditions contained in any other agreement entered into by Aura or its affiliates with a third party for the sale of any product or parts of substantially-similar configuration and in the same or lesser quantities as the Selected Mobile Products described in this Contract. With respect to any parts purchased by the Joint Venture from Aura, Aura shall sell such parts to the Joint Venture at a price of cost plus 20%. The relevant cost of such parts to be purchased by the Joint Venture shall be determined by a Third Party valuation company jointly appointed by the Parties.

10.2	All the mechanical and electrical parts of the Mobile Power Products except the rotor shall be produced or purchased by JV from third parties. All the information about the suppliers for the purchased parts shall be disclosed to JV by Aura within 10 business days after the investment into aura stock is completed. Selection of suppliers shall be made by JV at its sole discretion on the conditions that (ⅰ) All the purchased parts of the Mobile Power Products must be approved in writing by Aura’s quality control manager, (ii) all purchased components or parts anywhere in the world must be purchased from a qualified supplier. Qualified supplier is one who can meet the required specification, quality, warranty, production capacity, financial stability and has the required ISO ratings. Aura retains its right to purchase any item anywhere in the world including china. With respect to items related to Mobile Power products, Aura retains its right to purchase any item for its use anywhere outside of China. The JV shall have the right to compete for any item that Aura plans to buy in China related to its Mobile Power Products applications outside of China and will get preference treatment as long as it is competitive on price and terms.

10.3	The rotor and any parts associated with it, included but not limited to the casting shall be supplied by Aura to JV. Within one year after the Establishment date Aura shall have manufactured the finished rotor in a new company in Liyang and may select at its own discretion to purchase some rotor parts or components in China and if possible in Liyang. However some parts or components for the rotor particularly the specialty casting may not be available in Liyang or anywhere else in China and Aura will purchase those wherever they are available at its discretion.

10.4	The new company in Liyang to manufacture the rotor, will be 100% owned by Aura. Aura at its sole discretion may sell a minority passive interest in the new company to AoLunTe at any time. Aura may at its sole discretion sell up to 49% of that rotor manufacturing company to AoLunTe. In the event that AoLunTe is interested in a passive investment into Aura’s rotor manufacturing company in Liyang, the parties will negotiate in good faith a reasonable price for the % ownership desired at that time. Aura shall not license any third party other then AoLunTe to produce any part of the Mobile Power Products in China.

10.5	Aura shall authorize JV to produce Control Unit on the Establishment Date. The imbedded software is Aura’s trade secret, and it shall be provided to the JV free of charge by Aura.

10.6	If any portion of clause 10 of this Contract with respect to the Intellectual property conflicts with the License Agreement, the Contract shall prevail

11.	USE OF PRODUCTS

11.1	All Selected Mobile Power Products distributed in the PRC shall contain the label “Powered by Aura Systems, Inc.” in addition to a label of the Joint Venture proposed by AoLunTe and approved by Aura in writing.

11.2	AoLunTe agrees not to modify, disassemble, or reverse engineer any part of Selected Mobile Power Products or to modify, disassemble or reverse engineer any source or object code provided with the Selected Mobile Power Products.

11.3	AoLunTe shall not repair or modify the Selected Mobile Power Products without prior written consent of Aura.

11.4	AoLunTe agrees that the Selected Mobile Power Products will at all times be used and operated in compliance with all applicable laws and regulations.

11.5	Any maintenance or upgrades to Selected Mobile Power Products shall be performed by the Joint Venture or Aura or any other persons approved in writing by Aura, unless superseded by any future agreements.

12.	OTHER COMMERCIAL AGREEMENTS

12.1	Consulting Services

Both Parties agree that Aura shall provide consulting services to the Joint Venture in connection with the business of the Joint Venture (“Consulting Services”) during the Term upon the request of the Joint Venture. Upon establishment of the Joint Venture, Aura shall enter into a Consulting Services Agreement for this purpose, the key terms of which are set out in Schedule 3.

12.2	Purchase of Products from the Joint Venture

If Aura, in its sole discretion, wishes to purchase products of the Joint Venture or any part thereof for use outside of the PRC, the Joint Venture shall sell such products or parts to Aura at a price of cost plus 20%. The relevant cost of such products or any part thereof to be purchased by Aura shall be determined by a Third Party valuation company jointly appointed by the Parties. Aura shall enter into a product purchase agreement with the Joint Venture as required for this purpose, and such product purchase agreement shall adopt the form of the standard Aura supplier agreement.

13.	MINIMUM SALES TARGETS

13.1	The Parties agree that each shall use their commercially reasonable efforts to support the Joint Venture to achieve the following minimum sales targets (“Minimum Sales Targets”):

13.1.1	Annual sales revenue of USD $500,000 for the first complete Financial Year after the Establishment Date;

13.1.2	Annual sales revenue of USD $3,000,000 for the second complete Financial Year after the Establishment Date;

13.1.3	Minimum sales targets as determined by the Board of the Joint Venture for subsequent Financial Years.

13.2	In the event that any of the above Minimum Sales Targets is not met for a relevant Financial Year, then Aura may elect, in its sole and absolute discretion, to immediately terminate this Contract, in which case the Technology License shall immediately terminate and liquidation commence in accordance with Section 25.6. In the event that any of the above Minimum Sales Targets is not met for a relevant Financial Year and Aura elects to not terminate this Contract pursuant to this Section 13.2, then the Technology License shall automatically and without further act become non-exclusive pursuant to Section 2.1(c) of the Technology Agreement.

13.3	At no time may the joint Venture sell any Products and/or components below the following margins without unanimous consent of the Board:

a. Cost plus 35% in the case of any Products;

b. Cost plus 40% in the case of any Product components.

14.	BOARD OF DIRECTORS

14.1	Formation of the Board

14.1.1	The Board shall be established on the Establishment Date of the Joint Venture.

14.1.2	The Board shall be the highest authority of the Joint Venture. It shall discuss and determine all strategic business and financial issues and operational issues of the Joint Venture in accordance with the provisions of this Contract and the Articles of Association of the Joint Venture.

14.1.3	The Board shall consist of six (6) Directors, three (3) of whom shall be nominated by AoLunTe and three (3) of whom shall be nominated by Aura. The Chairman of the board shall have one vote that is equal to any other board member and in an event of a tie vote; the Chairman can not break the tie vote.

14.1.4	Each Party shall cause the Directors nominated by it to perform the obligations specified in this Contract and as required under relevant PRC laws and regulations.

14.1.5	Directors shall each be appointed for a term of three (3) years and may serve consecutive terms if re-nominated by the Party originally nominated such Director. Each Party shall notify in writing the Joint Venture and the other Party of its nomination of director(s) for the next three-year term within thirty days prior to the expiry of existing three-year term, unless the existing term is early terminated.

14.1.6	Each Party may at any time remove and/or replace any Director it has nominated by giving written notice to the other Party and the Board of the Joint Venture. If a vacancy on the Board arises because of the removal, retirement, resignation, illness, injury, disability, death or for any other reason, the Party which originally nominated such Director is entitled to nominate within sixty (60) days a successor who shall serve for the remainder of that Director’s term. Before the successor is appointed, the Party may request any of its remaining Directors to act as proxy.

14.1.7	The Directors nominated by each Party shall meet all the requirements and qualification under Chinese laws. Each director shall be an individual with experience in management and relevant expertise.

14.1.8	Under every circumstance (except for the first Board of Directors), the nominating Party shall give prior written notice to the other Party and the Joint Venture of nomination, re-nomination, dismissing, replacement of any director and personal information of the replacement director. The Joint Venture shall record such information and report such change and information with relevant authorities.

14.1.9	In the case that a Party is no longer a stakeholder of the Joint Venture, it shall have the obligation to execute documents required by relevant authorities or under laws for the purpose of dismissing the directors nominated by such Party.

14.2	Chairman and Vice Chairman of the Board

14.2.1	The Board shall have one (1) Chairman and one (1) Vice Chairman. A Director appointed by AoLunTe shall serve as the Chairman of the Board (“Chairman”) and the Representative of the Joint Venture, and one (1) Director nominated by Aura shall serve as the Vice Chairman of the Board (“Vice Chairman”).

14.2.2	If the Chairman cannot perform his duties for any reason, he/she shall, in writing, delegate to the Vice Chairman, or another Director to perform such duties. The Chairman and whoever performs the duties of the Chairman pursuant to this Section shall represent the Joint Venture externally within the scope of authorization of the Board. The Chairman shall exercise the following powers and duties:

(a)	to convene and chair Board meetings;

(b)	to supervise and coordinate activities of the committees under the Board;

(c)	to supervise the implementation of Board resolutions;

(d)	the Chairman shall have no power to sign any legal document, agreement, any document related to IP, or any other document binding upon the Joint Venture, without the Board’s approval;

(e)	accountable to the Board and report to the Board; and

(f)	any other power conferred by the Board.

14.2.3	All the notices concerning nomination or dismissal of the Chairman shall be effective, as between the Parties, on the effective date as appointed under the notice, or on the day when both the Joint Venture and Aura receive such notice, whichever is later. Notwithstanding the foregoing, the Chairman shall serve as the Representative of the Joint Venture starting the day when his or her nomination is registered with Registration Authority.

14.3	Powers of the Board

14.3.1	All Major Decisions of the Board of Directors shall be adopted by Supermajority at a meeting at which a quorum is present and at least one Aura nominated Director and one AoLunTe appointed Director have voted in favour of it. A list of Major Decisions is contained in Schedule 4.

14.3.2	Except as otherwise provided in this Contract, all decisions of the Board of Directors shall be approved by a simple majority of Directors.

14.3.3	Any Director shall be entitled to submit a matter which the Director deems important and which shall be decided by a vote of the Board after the Director gives notice of the matter and submitting such matter as an agenda item to the Chairman thirty (30) days prior to a Board meeting.

14.4	Personal Liability of Directors

14.4.1	A Director, including the Chairman and the Vice Chairman shall not have personal liability for action he/she undertakes on behalf of the Joint Venture within the scope of authority of this Contract, the Articles of Association or the Board resolutions unless his or her action:

(a)	is outside the scope of the approval or authorization given to him by this Contract, the Articles of Association or the Board of Directors’ resolutions; or

(b)	is in breach of the laws and regulations of the PRC and any other applicable laws and/or the terms of this Contract at the time.

14.4.2	Any Director, including the Chairman and Vice Chairman, acting in violation of this Contract, the Articles of Association or the Board of Director’s resolutions shall indemnify and hold harmless the Joint Venture against all losses caused to or liabilities and expenses incurred by the Joint Venture. Either Party shall unconditionally and irrevocably indemnify and keep indemnified on demand the other Party and the Joint Venture from and against all losses, costs and expenses (including without limitation legal expenses) which the other Party and the Joint Venture may incur or sustain from or in consequence of violation of this Contract, violation of the Articles of Association or the Board of Director’s resolutions on the part of a Director during such time as he is appointed by such Party as Director in accordance with Section 14.13.8, provided however, that no indemnity by either Party shall be required in the event that the actions of the Director giving rise to indemnity under this section are otherwise a violation of the laws and/or regulations of the PRC.

14.4.3	The Joint Venture shall, to the extent permitted by law, indemnify any Director for damages or losses incurred in good faith by such Director in the performance of his or her obligations

14.5	Board Meetings

14.5.1	The first Board meeting shall take place within thirty(30) days of the Establishment Date. At least one (1) regular Board meeting shall be held each Financial Year. The meetings of the Board may be convened at any time by the Chairman or upon request of at least two (2) Directors or the Supervisor.

14.5.2	Meetings of the Board shall be convened and chaired by the Chairman. If the Chairman cannot convene the meeting, the Chairman’s appointee should convene and chair the meeting on his behalf.

14.5.3	Meetings of the Board shall take place in the location and at such times as may be agreed by the Board.

14.5.4	Subject to the Articles of Association and applicable PRC Law, each Director must declare any interest he may have in respect of any matter to be decided by the Board. In the event a Director declares that he has an interest in any matter before the Board meeting, he shall not then be entitled to vote in respect of the relevant matter.

14.6	Quorum

14.6.1	No business shall be transacted and no resolution shall be made at any meeting of the Board or of a duly appointed committee of the Board unless there shall be present throughout the meeting a quorum consisting of not less than four (4) Directors present comprising at least two (2) Directors who are appointed by AoLunTe and two (2) Directors who are appointed by Aura.

14.6.2	If a quorum is not present within one (1) hour(or such longer period as those Directors present may agree) after the time appointed for a Board meeting (the “First Board Meeting”), then unless the Board agrees otherwise, the First Board Meeting shall stand adjourned to the same day of the next week at the same time and place (the “Second Board Meeting”) and notice of the Second Board Meeting including the date, time and place of the Second Board Meeting shall be given to all Directors not less than forty-eight (48) hours before the Second Board Meeting is to be held (provided that the Second Board Meeting may only deal with matters which were on the agenda of the First Board Meeting).

14.6.3	If a quorum is not present within one (1) hour (or such longer period as those Directors present may agree) after the time appointed for the Second Board Meeting, then unless the Board agrees otherwise, the Second Board Meeting shall stand adjourned to the same day of the next week at the same time and place (the “Third Board Meeting”) and written notice of the Third Board Meeting including the date, time and place of the Third Board Meeting shall be given to all Directors not less than forty-eight(48) hours before the Third Board Meeting is to be held (provided that the Third Board Meeting may only deal with matters which were on the agenda of the First Board Meeting).

14.6.4	If a quorum is not present within one (1) hour(or such longer period as those Directors present may agree) after the time appointed for the Third Board Meeting, the Directors present shall be deemed to constitute a quorum for the Third Board Meeting and any resolutions to be taken at the Third Board Meeting shall be deemed to have been validly taken notwithstanding that a quorum may not be present, provided no further resolutions shall be adopted at that meeting other than the resolutions referred to in the notice convening the First Board Meeting. No decisions shall be taken at a meeting of the Board on any matter that has not been specified on the agenda prepared by the Joint Venture and contained in the notice for such meeting, unless all Directors approve such matters.

14.7	Mode of Meetings and Resolutions

14.7.1	Board meetings may be held via telephone or other telecommunications means so long as all participating Directors or their representatives can talk to and are able to hear each other.

14.7.2	Resolutions of the Board may be adopted by written resolution, so long as a document (which expression shall include a facsimile of the document) containing such resolutions is signed, or different counterparts of such a document are signed, by all Directors. The date of the adoption of such resolutions shall be the last date on which the document (or a counterpart thereof) is signed by all Directors. Written resolutions adopted pursuant to this Section 14.7.2 shall have the same effect as resolutions adopted at Board meetings held by the Directors in person.

14.8	Notice and Agenda of Meetings

The venue, time and agenda for each Board meeting shall be decided by the Board. Notice of place and time, and notice of agenda, in respect of a Board meeting shall be given in English and Chinese in the case of regular Board meetings and shall be sent at least fifteen (15) days prior to such meeting, and in the case of an interim Board meeting, at least ten (10) days prior to such meeting. Requirements with respect to the time limit for notices under this Section may be waived by all Directors in writing.

14.9	Entrustment of Representatives

Where a Director cannot attend any Board meeting to exercise his rights or perform his duties, he may entrust another Director of the Board to attend, vote and perform on his behalf. Where an entrustment is made to a representative, the entrusting Director shall sign a proxy and the proxy shall be delivered to the Chairman or the appointee performing the Chairman’s duties at any Board meeting, before or at the beginning of such meeting. If a proxy is to be handed in after a Board meeting, the other Directors must unanimously accept the belated proxy.

14.10	Voting Rights

14.10.1	Each Director or his/her representative has only one (1) vote. If a Director is also entrusted by one or more Director(s) to act as his/her or their representative(s), in addition to the one (1) vote he is entitled to, he/she is also entitled to one (1) additional vote in respect of each entrusting Director. The Chairman shall not have any additional or casting vote.

14.10.2	If a Board meeting notice has been sent pursuant to Section 14.8, any Director or his/her entrusted representative who fails to attend a Board meeting shall be deemed to have waived his right to vote at such meeting.

14.11	Minutes of Meetings

14.11.1	The minutes of all Board meetings and the written resolutions referred to in Section 14.7.2 shall be prepared in both Chinese and English. Minutes of a Board meeting shall be signed by the Chairman and kept in the Joint Venture’s books of Board minutes. The two language versions shall have equal validity and meaning.

14.11.2	The General Manager’s office shall keep and preserve books of minutes of Board meetings. In addition to containing the minutes of each Board meeting and each written resolution referred to in Section 14.7.2, the Joint Venture’s minute books will also record the appointment, replacement and resignation of each Director and each person entrusted as a representative to act for any Director and contain documents relating thereto, and will also contain the notice and agenda dispatched in respect of each Board meeting and other documents submitted to the Board.

14.11.3	Any Party shall be entitled to inspect the above-mentioned minute books and to make copies thereof at any time. The Joint Venture shall facilitate such inspections and photocopying.

14.12	Deadlock

14.12.1	A deadlock (“Deadlock”) shall be deemed to have occurred for the purpose of this Contract if:

(a)	the Board fails to decide on a matter that it has considered at not less than three (3) duly convened Board meetings; or

(b)	with regard to any matter being decided, a quorum is not present at not less than two (2) consecutive Board meetings called in accordance with Section 14.6 to decide on such matters, provided that each Party has instructed the Directors appointed by it to attend the Board meetings.

In the event of a Deadlock, the Chairman or any Director shall notify the Parties in writing within seven (7) days of the deemed occurrence of the Deadlock and its circumstances.

14.12.2	Resolution of Deadlock

(a)	Good-faith Discussions among Senior Executives of the Parties

If any Deadlock occurs, each Party shall first delegate two (2) senior executives to participate in good-faith discussions to resolve the Deadlock. The Parties agree that such good-faith discussions shall be held at least three (3) times within 6 months after the service of the notice, unless the Deadlock is resolved at an earlier point in time.

(b)	Arbitration

If the Deadlock is still not resolved after the three (3) good-faith discussions, and if mutually agreed by the Parties, then the matter subject to Deadlock shall be referred to Arbitration in accordance with the provisions of Section 29.2 hereof. The arbitration award shall be final and binding on the Parties, and the Parties agree to be bound thereby and to act accordingly.

If the Deadlock does not go to Arbitration, then:

(i)	If the Deadlock does not materially affect the Joint Venture’s continuous operations, the Joint Venture shall continue to operate; or

(ii)	If the Deadlock materially impacts the Joint Venture’s continuous operations, and losses in the amount of at least ten (10) million RMB have been incurred due to the deadlock within a financial year, either Party shall have the right to early terminate this Contract in accordance with the provisions of Section 25. In the event that a Deadlock occurs due to lack of quorum, only a Party who instructed the majority of the Directors appointed by it to be present at the meetings (and such Directors actually were present at the meetings) may exercise early termination right.

(c)	Deadlock on Annual Budget

If any Deadlock occurs with respect to an approval of annual budget, each Party shall first delegate two (2) senior executives to participate in good-faith discussions to resolve the Deadlock. If the Deadlock cannot be resolved after three (3) good-faith discussions within three (3) months after the service of the notice, then the matter subject to Deadlock shall be referred to Arbitration in accordance with the provisions of Section 29.2 hereof. The arbitration award shall be final and binding on the Parties, and the Parties agree to be bound thereby and to act accordingly.

14.12.3	Both Parties shall continue to perform their obligations under this Contract during the period of Deadlock.

14.13	Miscellaneous

14.13.1	The Board shall ensure that the audited accounts of the Joint Venture for each Financial Year shall be prepared within six (6) weeks from the end of the Financial Year in question and shall be circulated to the Parties, as far as possible, not later than four (4) months from the end of the said Financial Year.

14.13.2	The Board shall ensure that:

(a)	the monthly unaudited financial statements and the quarterly operational review of the Joint Venture are prepared promptly at the end of each month and at the end of each quarter (as the case may be) and copies delivered to the Board within twenty (20) days from the end of the month, or quarter, in question; and

(b)	the draft projected annual budget plan of the Joint Venture shall be prepared promptly (and in any event not later than thirty (30) days prior to the end of each Financial Year) and circulated to all the Directors and the Chairman shall promptly convene a Board meeting to discuss the same and the Directors shall provide their comments or raise questions regarding such projected budget as soon as possible.

14.13.3	Each of the Directors shall, from time to time upon giving notice in writing to the Board, be entitled immediately to examine the books and accounts of the Joint Venture. A Director shall be entitled to inform the Party nominating him of such matters concerning the Joint Venture’s Business as such Party may from time to time reasonably request. Each Party receiving such information undertakes to keep the information confidential pursuant to Section 23.1.

14.13.4	The Board shall ensure that the Joint Venture shall keep proper books of account and have its accounts audited or certified annually. The appointment and removal of the Auditors may be determined by the Board.

14.13.5	The Board shall procure that a bank account or bank accounts are opened in the name of the Joint Venture with such bank or banks as may be determined by the Board.

14.13.6	The Joint Venture shall bear all costs of travelling, including air travel, suitable accommodation, meals and local transportation that are incurred by Directors in attending Board meetings.

14.13.7	Each of the Parties undertakes and agrees that at all times during the term of this Contract, it shall do all things necessary and shall take or shall cause the passing of all required Board resolutions and the taking of all other actions which may from time to time be necessary with respect to the conduct of the affairs of the Joint Venture and to give effect to the provisions of this Contract generally, including, but without limiting the generality of the foregoing, the giving of all necessary directions to its nominee on the Board or on any other duly approved committee of the Board (if any) to ensure that full and complete effect in all respects is given to the provisions of this Contract.

14.13.8	Each of the Parties undertakes and agrees unconditionally and irrevocably to indemnify and keep indemnified on demand the other Party and the Joint Venture from and against all losses, costs and expenses (including without limitation legal expenses) which the other Party and the Joint Venture may incur or sustain from or in consequence of violation of this Contract, the violation of the Articles of Association or the Board of Director’s resolutions of its Director during such time as he is nominated by such Party as Director, provided however, that no indemnity by either Party shall be required in the event that the actions of the Director giving rise to indemnity under this section are otherwise a violation of the laws and/or regulations of the PRC. This indemnity shall be without prejudice to any other rights and remedies of the other Party and the Joint Venture in relation to any such violation of this Contract, violation of the Articles of Association or the Board of Director’s resolutions of its Director and all other rights and remedies are expressly reserved to the other Party and the Joint Venture.

15.	SUPERVISORS

15.1	Appointment of the Supervisor

The Joint Venture shall have one (1) supervisor (“Supervisor”) to be appointed by Aura. The Supervisor shall be a PRC national. The term of office of the Supervisor shall be three (3) years and may be reappointed by the said Party to serve consecutive terms.

15.2	Functions and Powers

The Supervisors shall exercise the following functions and powers:

(a)	examining the financial affairs of the Joint Venture;

(b)	supervising the acts of the Directors and Management Personnel when performing their duties for the Joint Venture; requesting for rectification of conduct of any Director or any member of Management Personnel if such conduct have harmed the interests of the Joint Venture; and proposing to dismiss any Director or any member of Management Personnel violating the laws, administrative regulations, this Contract, the Articles of Association or the resolutions of the Board;

(c)	attending the meetings of the Board as a non-voting attendee and making inquiries or suggestions to the matters to be resolved by the Board;

(d)	proposing convention of interim Board meetings;

(e)	making proposals to the Parties;

(f)	initiating any legal proceedings against any Directors or Management Personnel as provided under PRC Law; and

(g)	other functions and powers as designated by the Parties from time to time.

15.3	Expenses

The expenses necessary for a Supervisor to perform his/her duties shall be borne by the Joint Venture.

16.	MANAGEMENT OF THE JOINT VENTURE

16.1	Management Organization

The Joint Venture shall establish a management team to be responsible for the Joint Venture’s daily operation and management. Such team shall include a general manager (the “General Manager”), a financial controller (the “Financial Controller”), a Vice President of Manufacturing (“Manufacturing VP”), a quality assessment manager (“QA Manager”)and such other personnel as determined by the Board (the “Management Personnel”). The Management Personnel shall be responsible to and under the leadership of the Board. Remuneration for the Management Personnel shall be comparable to industry standards for similar positions, determined and approved by the Board and reviewed annually.

16.2	Appointment of Management Personnel

16.2.1	The General Manager shall be appointed by the Board upon the nomination by AoLunTe, and shall be a PRC national with background in dealing with PRC authorities, local original equipment manufacturers and government entities. The General Manager or his consultant shall be fluent in English. The Financial Controller shall be appointed by the Board upon the nomination by Aura, and shall be a PRC national.

16.2.2	Manufacturing VP and QA Manager shall be appointed by the Board upon the nomination by Aura.

16.2.3	Each of the other members of the Management Personnel shall be appointed or removed by the Board. The Board has the authority to dismiss at any time any Management Personnel who, as the Board determines, has engaged in any fraudulent act, has grossly neglected his/her duties or has engaged in criminal activities.

16.3	Function and Power of the General Manager

The General Manager shall be responsible for the day-to-day operation and management of the Joint Venture, including, without limitation to, the following:

16.3.1	To formulate a comprehensive organisational structure and management system for consideration and approval by the Board;

16.3.2	To exercise management powers in relation to the operation, finance and human resources of the Joint Venture, and to organize and handle the daily operations and management of the Joint Venture;

16.3.3	To formulate Joint Venture’s policies, rules and regulations, define and designate departmental job responsibilities, and direct and supervise department activities as approved by the Board;

16.3.4	To formulate the business plan of establishing a branch and submit it to the Board;

16.3.5	To formulate and, after approval by the Board, implement the Joint Venture’s annual budget plan, business plans, financial budgets, insurance plans, profits distribution plans and pricing policies;

16.3.6	To formulate and submit an alternative fund management plan to the Board of Directors in the event the General Manager objects to the plan proposed by the Financial Controller in accordance with Section 16.4.6; provided, however, if the General Manager submits an alternative plan, then the General Manager will deliver to the Financial Controller a copy of any proposal or suggested plan no less than ten (10) days prior to submittal to the Board of Directors;

16.3.7	To formulate and submit an alternative financial strategy to the Board of Directors in the event the General Manager objects to the strategy proposed by the Financial Controller in accordance with Section 16.4.7; provided, however, if the General Manager submits an alternative strategy, then the General Manager will deliver to the Financial Controller a copy of any proposal or suggested strategy no less than ten (10) days prior to submittal to the Board of Directors;

16.3.8	To formulate and implement important management system of the Joint Venture as approved by the Board and the operational procedures, rules and systems of each department of the Joint Venture; and

16.3.9	To perform other duties conferred on him/her by this Contract, the Articles of Association, or the Board.

16.4	Responsibilities of the Financial Controller

The Financial Controller, under the supervision of the Board, shall be responsible for the financial management of the Joint Venture, which shall include, without limitation, the following responsibilities:

16.4.1	management of fiscal affairs of the Joint Venture;

16.4.2	establishment and management of the accounting systems and procedures of the Joint Venture;

16.4.3	maintenance of accounting books and records of the Joint Venture;

16.4.4	management of insurance matters for the Joint Venture;

16.4.5	submission of financial reports to the General Manager and the Board of Directors as and when required;

16.4.6	formulation of the fund management plan and implemention of the fundraising, use, collection and supervision of the large-amount fund;

16.4.7	formulation and implementation of the financial strategy;

16.4.8	to design the corporate tax saving optimization plan and assist the Joint Venture in applying for and obtaining the most preferential tax and customs duty treatment and other investment incentives available under the laws and regulations of the PRC; and

16.4.9	to assist the General Manager in formulating the annual budget plan, financial plan, insurance plan, profit distribution plan, policy for Affiliated Transactions and pricing policy, which will be implemented after the Board’s approval.

16.5	Responsibilities of the Manufacturing VP

a.	ensure that all engineering and manufacturing activities of the Joint Venture, including but not limited to all components, subassemblies, raw materials, packaging, wires, cable connectors and manuals, in accordance to the standards and specifications set out in the engineering specifications provided by Aura to the Joint Venture;

b.	work closely with the Parties to ensure production of high quality and safe products;

c.	ensure that all manufacturing activities shall follow accepted world quality and safety procedures and standards;

d.	to perform other duties conferred on him/her by this Contract, the Articles of Association, or the Board.

16.6	Responsibilities of the QA Manager

a.	developing an overall quality plan for the JV;

b.	developing an accepted criteria for quality of finished goods;

c.	selecting and supervising quality inspectors for incoming parts;

d.	selecting and supervising quality inspectors for the manufacturing process;

e.	meeting and maintaining all ISO qualifications;

f.	reporting directly to the General Manager;

g.	controlling manufacturing processes to ensure quality;

h.	overseeing all field reports and correction items; and

i.	overseeing the training of manufacturing personnel.

16.7	Concurrent Positions

Except the General Manager, all Management Personnel, are forbidden from concurrently serving or working in any other company, unit, entity or organization whatsoever unless approved by the Board. The foregoing notwithstanding, the General Manager may not concurrently advise or otherwise concurrently serve as an agent of any company, entity, unit or organization that is in competition with the Joint Venture and/or Aura.

17.	LABOR MANAGEMENT

17.1	Governing Principles

Significant and material matters relating to the recruitment, employment, management, dismissal, resignation, wages, welfare benefits, subsidies, social insurance and other matters concerning the employees of the Joint Venture shall be determined by the Board in accordance with applicable laws and regulations of the PRC. The General Manager shall implement plans approved by the Board.

17.2	Employment

The employees of the Joint Venture shall be employed in accordance with the terms of individual employment contracts entered into between the Joint Venture and each individual employee. Such employment contracts shall be in a form and substance approved by the General Manager and the majority of the Board.

17.3	Compliance with Employment Laws

The Joint Venture shall comply with the rules and regulations of the PRC government concerning labor protection. Social insurance for the Joint Venture’s employees shall be handled in accordance with PRC Law.

18.	TAXATION AND INSURANCE

18.1	Tax

18.1.1	The Joint Venture shall pay tax in accordance with PRC Law.

18.1.2	The Joint Venture shall apply for, and be entitled to, all preferential treatments in accordance with PRC law. The tax liability of the Joint Venture, the Parties and their employees, as appropriate, shall be handled in accordance with PRC law.

18.2	Insurance

18.2.1	Subject to the approval of the Board, the Joint Venture shall take out the required insurance from a reputable insurance company authorized to do business in the PRC.

18.2.2	The types, coverage, amounts and duration of insurance coverage shall be determined by the General Manager and the Financial Controller, subject to the direction of the Board in compliance with PRC law.

18.2.3	Upon request, the Joint Venture shall provide the Parties certificate(s) of insurance attesting to any of the insurance described above within five (5) business days of the Parties’ request.

19.	FINANCE AND ACCOUNTING

19.1	Financial Control Procedures

19.1.1	The General Manager and the Financial Controller shall formulate accounting systems and procedures of the Joint Venture in accordance with both International Financial Reporting Standards (“IFRS”) and the PRC Generally Accepted Accounting Principles (“PRC GAAP”) (IFRS and PRC GAAP are jointly referred to as “Accounting Standards”) and the provisions of applicable PRC Law and submit to the Board for approval. The General Manager and Financial Controller shall also formulate procedures to identify, quantify, and reconcile any material differences between PRC GAAP and IFRS. The procedures to accomplish this reconciliation must be submitted to the Board for approval. The reconciliation between PRC GAAP and IFRS must occur monthly and must be provided to the Board in accordance with the due dates of the financial reports discussed in Section 19.3.1. The approved accounting systems and procedures shall be filed with the relevant local finance and tax authorities for the record, if required.

19.1.2	The Joint Venture shall adopt Renminbi as its bookkeeping base currency and the United States Dollar or other foreign currencies as supplementary bookkeeping currencies.

19.1.3	All accounting records, vouchers, books and statements of the Joint Venture shall be made and kept in Chinese. All accounting statements of the Joint Venture and other important accounting documents, as determined by the Board, shall be made in Chinese and English. Along with translation from Chinese to English, such accounting statements of the Joint Venture shall include reconciliation for each accounting statement from PRC GAAP to IFRS. The Parties and their accountants, auditors and other duly authorised representatives shall have full and equal access to the accounts and books and records of the Joint Venture, which shall be kept at the legal address of the Joint Venture. Subject to prior notice sent to the Joint Venture, each Party and its authorised representatives shall have access to the Joint Venture’s books and records at all times provided that, in doing so, each Party shall not cause any disruption to the operations of the Joint Venture.

19.1.4	Each of the Parties shall ensure that its nominated Directors approve that the Joint Venture implements as soon as possible an adequate system of internal financial and accounting controls that provides reasonable assurance that access to assets is controlled, that there is segregation of duties between employees dealing with the Joint Venture’s finances, that transactions are authorised, that assets are regularly reviewed to ensure that the accounting records of the Joint Venture accurately record their existence and that transactions are properly recorded and classified. Adherence to this system of internal financial and accounting controls shall be audited in the annual procedures performed by the Joint Venture’s Auditor as appointed in section 19.2.1 below.

19.1.5	For the purposes of preparing the Joint Venture’s accounts and statements, calculating declared dividends to be distributed to the Parties, and for any other purposes where it may be necessary to effect a currency conversion, pursuant to this Contract or otherwise, such conversion shall be in accordance with the median of the relevant foreign currency buying and selling rates announced by the People’s Bank of China, or other legally recognized rate, on the date of actual receipt or payment.

19.2	Audits

19.2.1	The Auditor shall be nominated by Aura and approved by the Board. The nominated Auditor shall be engaged as the Joint Venture’s Auditor to examine and verify the annual financial report, effectiveness of the accounting system, internal controls and procedures, investment certificates to be issued to the Parties, financial reports on the liquidation of the Joint Venture and any other financial documents as required by the Board. The Auditor’s report shall be delivered to each Party with the annual financial report.

19.2.2	Each Party may, at its own expense, appoint an accountant or auditor (who may be either an accountant registered abroad or registered in China) to make other audits of the accounts of the Joint Venture on behalf of such Party. Access to the Joint Venture’s financial records shall be given to such auditor and such auditor shall keep confidential all documents examined while conducting audits. Subject to prior notice sent to the Joint Venture, each Party and its authorised representatives (which can be its employee) shall have access to the Joint Venture’s books and records at all times provided that, in doing so, each Party shall not cause any disruption to the operations of the Joint Venture.

19.3	Financial Reports

19.3.1	The Joint Venture shall furnish the Parties with general financial reports prepared in accordance with Accounting Standards and PRC Law, on a monthly basis, within five (5) days after each calendar month end, so that the Parties will continuously be informed of the Joint Venture’s performance. Such general financial reports prepared in accordance with Accounting Standards and PRC Law shall also include reconciliation from PRC GAAP to IFRS. Such financial reports shall include: (i) monthly income statement and balance sheet; (ii) details of transactions between the Parties and the Joint Venture; (iii) tax and treasury information and (iv) a narrative written summary that describes in English significant highlights of the Joint Venture for the financial reporting month, including analysis of significant variances between reported results and planned or budgeted amounts, and an explanation of significant changes in account balances in the current period as compared to prior periods.

19.3.2	The Joint Venture shall furnish the Parties with an annual financial report (in Chinese and English) (which shall include balance sheet, income statement, statement of changes of Shareholders’ equity and statement of cash flow for the Financial Year) prepared in accordance with Accounting Standards and the applicable PRC Law, within three (3) months after the end of the Financial Year, together with an audit report from the Auditor. Each of the financial statements within such annual report shall also be reported in accordance with IFRS, based on the reconciliation form PRC GAAP to IFRS.

19.3.3	The General Manager and Financial Controller may, from time to time, be required to execute and deliver customary representation letters to the Auditor that is appointed to conduct the various audits cited in Section 19.2 above. In addition, the General Manager and Financial Controller may from time to time be required to complete certain internal controls documentation and respond to various internal control surveys and other quarterly questionnaires that will be provided to the Joint Venture by Aura and are intended to satisfy the requirements of the Sarbanes-Oxley Act of 2002.

19.4	Financial Year

The Joint Venture shall adopt the calendar year as its Financial Year, which shall begin on 1 January and end on 31 December of the same year, except that the first Financial Year of the Joint Venture shall commence on the date that the Joint Venture is granted its Business License and shall end on the immediately succeeding 31 December. The last Financial Year of the Joint Venture shall start on January 1 of the year of termination and end on the date of termination or expiry.

19.5	Annual Plan and Budget

Without limiting the foregoing, the General Manager shall be responsible for the preparation of the annual operating plans and budgets of the Joint Venture. The operating plans and budgets for the next Financial Year shall be submitted to the Board of Directors for examination and approval no later than thirty (30) days prior to the end of each Financial Year and shall include detailed plans and projections regarding:

19.5.1	procurement of machinery, equipment and other capital expenditures of the Joint Venture;

19.5.2	plans and policies with respect to the businesses and operation of the Joint Venture;

19.5.3	estimated revenues, expenditures and profits of the Joint Venture;

19.5.4	staffing levels and plans for training personnel of the Joint Venture; and

19.5.5	marketing and promotion plans for the services provided by the Joint Venture and service price proposals.

20.	CAPITAL INVESTMENT IN AURA

AolunTe shall purchase Aura’s common shares equivalent of USD $2,000,000 in accordance with Securities Purchase Agreement, which is attached hereto as Schedule 5. The first instalment of one million US dollars shall be paid into an escrow account mutually designated by Aura and AolunTe no later than February 22 and be released from the escrow account to Aura on the first business day of: (1) delivery of certificate of five million shares, and (2) the receipt of Certificate of Approval for Joint Venture, whichever occurs later. The second instalment of one million US dollars shall be paid into the same escrow account in 30 days after the Establishment Day and be released upon receipt of the certificate of the remaining five million shares and the completion of the annual meeting of Aura Shareholders.

21.	CASH FLOW DISTRIBUTION

21.1	Annual Allocation to Three Funds

After making up accumulative losses from previous years (if any), allocation(s) shall be made from the Joint Venture’s remaining after-tax profits for such Financial Year to the Three Funds in accordance with applicable PRC Laws.

The amount allocated to the Enterprise Expansion Fund and the Staff and Workers Incentive and Welfare Fund shall be determined by the Board based on the business performance of the Joint Venture, provided that the amount to be allocated to the Reserve Fund shall in no circumstances exceed ten percent (10%) of the Joint Venture’s after-tax distributable profits for such Financial Year. The Joint Venture shall have no obligation to make any allocation to the Reserve Fund once the cumulative allocations to such Fund has reached fifty percent (50%) of the Joint Venture’s Registered Capital.

21.2	Cash Flow Determination

Subject to the provisions set out in Section 21.1, the positive cash flow, if any, of the Joint Venture shall be distributed by the Board in accordance with the following principle:

(a)	To pay enterprise income tax according to applicable PRC Laws;

(b)	To make allocations to the Three Funds;

(c)	Reserved for the anticipated expenditures, which include CAPEX budget, normal working capital needs, investment plan, expansion plan, and other expenditures to meet the company’s development goal approved by the board during its strategic planning session.

The distributable cashflow comprises the annual cash flow deducting (a),(b),(c),.

(d)	Remainder, if any, distributed based on the existing ownership percentage.

AoLunTe shall provide all necessary assistance to Aura for remittance of any cash distribution to Aura in USD.

22.	FOREIGN EXCHANGE

22.1	Bank Accounts and Foreign Exchange Control

The Joint Venture shall handle foreign exchange transactions in accordance with relevant laws and regulations of the PRC. The Joint Venture shall open foreign exchange and Renminbi accounts at banks within China authorized and approved by the State Administration of Foreign Exchange to conduct foreign exchange operations. The Joint Venture may, with approval of the relevant PRC Government Authority, also open foreign exchange accounts outside the PRC.

22.2	Foreign Exchange Requirements

Unless otherwise specified in this Contract or in contracts entered into by the Joint Venture pursuant to a valid resolution of the Board and subject to the applicable law, all expenses, loan repayments, labor compensation and other charges of the Joint Venture paid to PRC enterprises or individuals shall be paid in RMB.

23.	CONFIDENTIALITY AND NON-COMPETITION

23.1	Confidentiality

23.1.1	From time to time prior to and during the term of this Contract, either Party may disclose Confidential Information to the other Party. Additionally, the Parties may, from time to time during the term of this Contract, obtain Confidential Information. Each of the Parties receiving such information shall, from the Establishment Date and thereafter without limitation in time:

(a)	maintain the confidentiality of such information; and

(b)	not disclose it to any person or entity, except to its employees and/or consultants who need to know such information to perform their responsibilities.

23.1.2	Confidential Information shall not apply to information that:

(a)	is or becomes public knowledge otherwise than through the receiving Party’s breach of this Contract; or

(b)	was obtained by the receiving Party from a Third Party having no obligation of confidentiality with respect to such information.

23.1.3	Each Party shall advise its appointed Directors and other employees receiving such information of the existence of and the importance of complying with the obligations set forth in Section 23.1.

23.1.4	Each of the Parties and the Joint Venture shall formulate specific rules and regulations to cause its appointed Directors, senior staff, and other employees to comply with the confidentiality obligation set forth in this Section 23. The Joint Venture shall require that all employees of the Joint Venture execute confidentiality agreements in form and substance satisfactory to the Parties.

23.1.5	This Section 23 shall continue to apply after termination of this Contract, howsoever occurring, except in respect of any Confidential Information which may come into the public domain otherwise than by virtue of a breach of obligations imposed by this Section 23 or which may be required by PRC law.

23.2	Non-Competition

23.2.1	During the term of this Contract, neither Party shall either on its own account or in conjunction with or on behalf of or, directly or indirectly, through any person, firm or joint venture, in whatever capacity bid on any programs for which the Board of Directors has approved the Joint Venture to bid, unless the Customer specifically rejects the Joint Venture as the supplier of the Selected Mobile Power Products in which case Aura may pursue the business. The Board of Directors shall make assessment of the Joint Venture’s capability to bid on any programs in good faith and shall not unreasonably withhold its approval in this regard.

23.2.2	Each Party hereby undertakes and covenants to and for the benefit of the other Party and the Joint Venture that it shall not, during the term of this Contract, solicit or entice away or endeavour to solicit or entice away from the Joint Venture any person who is an employee of the Joint Venture, whether or not such person would commit a breach of contract by reason of leaving the employment of the Joint Venture.

However, for avoidance of doubt, the Parties agree that neither Party may hire the employees of the Joint Venture within two (2) years after his/her labor contract with the Joint Venture is terminated; provided, however, that in the event this Contract is terminated pursuant to Section 13.2 above, Aura may hire the employees of the Joint Venture at any time following the termination date of this Contract.

23.2.3	Neither party shall solicit or entice or endeavour to solicit or entice the Customer to transfer to it the business that the Joint Venture has already undertaken by means of breach of contract or in any other way. Each undertaking contained in Section 23 shall be read and construed independently of the other covenants contained in this Contract so that if one or more of such covenants should be held to be invalid for any reason whatsoever then the remaining covenants shall be valid to the extent that they are not held to be so invalid; provided, however, that in the event this Contract is terminated pursuant to Section 13.2 above, the prohibitions of this section 23.2.3 shall not apply to Aura at any time following the termination date of this Contract.

23.2.4	Each Party acknowledges that the restrictions contained in Section 23.2.1 are considered reasonable by it but if any such restriction shall be found to be void or voidable but would be valid if some part or some parts thereof were deleted or the period or area of application reduced, such restriction shall apply with such modification as may be necessary to make it valid and effective.

24.	BUSINESS PRACTICE

24.1	Both Parties undertake that they shall at any time comply with applicable laws and regulations in the PRC in the process of establishment of the Joint Venture, collaboration with each other, supply of products or the relevant services to the Joint Venture or the Customer.

24.2	Both Parties further undertake that they shall cause the Joint Venture and its Directors, officers or employees, at any time during the Term of this Contract, comply with all the applicable laws and regulations in carrying out the Joint Venture’s business and which are applicable to the Parties (including but not limited to anti-bribery and anti-corruption laws and regulations of the PRC, the United States Foreign Corrupt Practices Act, and PRC and United States export control laws).

24.3	Without limiting the foregoing, both Parties shall ensure that the Joint Venture does not market, distribute, sell or otherwise transfer any of its products or transfer any Intellectual Property to any country or government which is on the restricted list of the US.

25.	TERM, TERMINATION AND LIQUIDATION

25.1	Term

The term of the Joint Venture shall be thirty (30) years (the “Term”), which shall commence on the Establishment Date, except as extended or shortened as provided in this Contract

25.2	Extension of Term

One (1) year prior to the expiration of the Term, the Parties may discuss the extension of the Term. If both Parties agree and the Board approves, an application for such extension shall be submitted to the Examination and Approval Authority for approval no less than six (6) months prior to the expiration of the Term.

25.3	Expiration of Term

The Joint Venture shall be dissolved and this Contract terminated in accordance with Cooperative Joint Venture Law, the Cooperative Joint Venture Regulations and the Articles of Association upon expiration of the Term (if not extended pursuant to Section 25.2 above) in which case the dissolution shall be automatic.

25.4	Early Termination

25.4.1	This Contract may be terminated at any time upon the written agreement of all of the Parties, in which case the Parties shall instruct the Directors to vote to liquidate the Joint Venture in accordance with this Contract and the relevant laws and regulations of the PRC.

25.4.2	A Party may terminate this Contract by providing written notice (the “Termination Notice”) to the other Party:

(a)	if any of the Parties (the “Breaching Party”) is in material breach of this Contract and, where such breach is capable of remedy, fails to remedy it within thirty (30) Days after the service of a written notice from the other Party (the “Non-Breaching Party”) of such default, the Non-breaching Party shall have the right to terminate;

(b)	if the conditions or consequences of Force Majeure events (as hereinafter defined in Section 27) significantly interferes with the normal functioning of the Joint Venture and the Parties have been unable to find a solution for a period in excess of six (6) months, either Party shall have the right to terminate this Contract;

(c)	if any additional or different conditions are imposed by any Government Authority on this Contract or the Articles of Association which are not agreed by the Parties, either Party shall have the right to terminate this Contract;

(d)	if the Joint Venture’s operation is interrupted for more than twelve consecutive months, or the Joint Venture is unable to pay its due debts, either Party shall have the right to terminate;

(e)	if the Joint Venture is ordered to suspend its operation for consecutive six (6) months due to violation of PRC laws, either Party shall have the right to terminate;

(f)	if any transfer or reorganization of AoLunTe’s ownership imposes any negative impact upon the Joint Venture’s operation, or results in AoLunTe’s ownership being held directly or indirectly by any of Aura’s competitors, Aura shall have the right to terminate;

(g)	if cumulative operational losses after one (1) year of operation (excluding amortization, depreciation and other non cash items) exceed RMB 10,000,000; provided, however, that only AoLunTe may exercise the right to terminate this Contract under this provision, 24.4.2(g); or

(h)	if any other reason for termination stipulated in this Contract arises, the relevant Party may terminate this Contract in accordance with the Contract.

25.5	Negotiations

In the event that either Party gives the Termination Notice where it is entitled to do so pursuant to Section 25.4.2 of a desire to terminate this Contract, the Parties shall within a period of six (6) months after such Termination Notice is given conduct negotiations and endeavour to resolve the situation which resulted in the giving of such Termination Notice. In the event that matters are not resolved to the satisfaction of all the Parties within six (6) months of such Termination Notice, or the Party received the Termination Notice definitively refuses to commence negotiations within the period stated above, each Party shall cause its appointed Directors to vote to terminate this Joint Venture and, with the approval of the Board, the Joint Venture shall submit a termination application to the Examination and Approval Authority for approval.

25.6	Liquidation

25.6.1	In the event that this Contract is terminated pursuant to Sections 25.3 to 25.5, the Board shall, within a period of ten (10) days, appoint a liquidation committee that shall have the power to represent the Joint Venture in all legal matters. The liquidation committee shall value and, subject to the approval of the Examination and Approval Authority, liquidate the Joint Venture’s assets in accordance with the applicable PRC laws and regulations and the principles set out therein.

25.6.2	The liquidation committee shall consist of six (6) members. The number of members that shall be appointed by a Party shall be equivalent to the number of Directors of the Board that such Party nominated to the Board at that time. Members of the liquidation committee may, but need not be, Board Directors or senior employees of the Joint Venture. When permitted by PRC law, either Party may also appoint professional advisors to be members of or assist the liquidation committee. The Board shall report the formation of the liquidation committee to the relevant governmental department(s) in charge of the Joint Venture.

25.6.3	The liquidation committee shall conduct a thorough examination of the Joint Venture’s assets and liabilities, on the basis of which it shall, in accordance with the relevant provisions of this Contract, develop a liquidation plan which, if unanimously approved by the Board, shall be executed under the liquidation committee’s supervision.

25.6.4	In developing and executing the liquidation plan, the liquidation committee shall use every effort to obtain the highest possible price for the Joint Venture’s assets.

25.6.5	For the avoidance of doubt, the Parties hereby agree that when developing the liquidation plan, the liquidation committee shall reflect that the Technology License shall be terminated upon the liquidation and the Joint Venture’s right to use Aura’s IP pursuant to the Technology License shall not be considered as assets of the Joint Venture.

25.6.6	The liquidation expenses, including remuneration to members and advisors to the liquidation committee, shall be paid out of the Joint Venture’s assets in priority to the claims of other creditors.

25.6.7	After the liquidation and division of the Joint Venture’s assets and the settlement of all of its outstanding debts, the balance shall be allocated to the Parties, until the cumulative allocation received by the Parties reach the amount of Registered Capital they have respectively contributed. Provided that all outstanding debts of the Joint Venture have been settled, the tangible and intangible assets contributed by AoLunTe to the Registered Capital of the Joint Venture shall be distributed to AoLunTe and forms a portion of the aforementioned allocation. The Registered Capital and Cooperative condition the Parties contributed to the Joint Venture shall not be regarded as the liquidation assets.

25.6.8	Any remaining assets after the allocation above will be distributed between the Parties according to their respective Ownership Interests.

25.6.9	In accordance with the Chinese laws and regulations, debts owed to third party creditors shall be limited to the parties’ respective capital contributions as set forth in Sections 5.2 and 5.3.3 when executing the liquidation plan.

25.6.10	On completion of all liquidation procedures, the liquidation committee shall submit a final report approved by the Board and an independent accountant registered abroad or in the PRC to the Examination and Approval Authority, hand in the Business License to the original Registration Authority and complete all other formalities for nullifying the Joint Venture’s registration. Any Party shall have a right to obtain copies of all the Joint Venture’s accounting books and other documents at its own expense.

26.	BREACH OF CONTRACT

26.1	Breach of Contract

If a Party fails to perform any of its material obligations under this Contract or if any of a Party’s representations or warranties under this Contract are untrue or materially inaccurate, such Party shall be deemed to have breached this Contract.

26.2	Indemnity

The Party in breach shall have ninety (90) days from receipt of notice from the other Party specifying the breach to correct such breach. If, after such ninety (90) days period, the breach is not corrected, then the Party in breach shall be liable to the other Party for all direct and foreseeable damages. In the event all Parties are in breach of the Contract, each Party shall bear its respective liability according to actual circumstances. Early termination of this Contract by either Party under Section 25.4 shall not exclude or affect in any way that Party’s right to damages or any other remedy whether under this Section 26 or otherwise.

26.3	Continued Implementation of Contract

During the period of breach, the Parties shall in all other respects continue their implementation of this Contract.

27.	FORCE MAJEURE

27.1	“Force Majeure” means all events which are beyond the reasonable control of a Party to this Contract and which are unforeseen, or if foreseen, reasonably unavoidable, which arise after the date of the signature of this Contract and which prevent total or partial performance of this Contract by such Party. Such events shall include, without limitation, earthquake, typhoon, flood, fire, war, threat of war, blockade, embargo, act of vandalism, lightning, storm, wind, tidal wave, failures of international or domestic transportation, acts of government or public agencies, epidemics, strikes and any other events which cannot be foreseen, prevented or controlled, including events which are recognized as Force Majeure in general international commercial practice.

27.2	If a Party is aware of the likelihood of a situation constituting Force Majeure arising, or is claiming Force Majeure, it shall notify the other Party in writing forthwith of the same, the cause and extent of non-performance or likely non-performance occasioned thereby, the date or likely date of commencement thereof and the means proposed to be adopted to remedy or abate the Force Majeure; and the Parties shall, without prejudice to the other provisions of this Section 27, consult each other with a view to taking such steps as may be appropriate to prevent and/or mitigate the effects of such Force Majeure.

27.3	The Party affected shall be excused performance of its obligations under or pursuant to this Contract (except its obligations under Section 23) and applicable laws to the Parties to the extent and for such time period that performance of such obligations is delayed, hindered or prevented by such Force Majeure. The Party shall continue to perform all its obligations hereunder that are not affected by the Force Majeure event to the extent a Force Majeure condition has not frustrated the purpose of this Contract. A Force Majeure may excuse a delay in making any payment due hereunder where the delay in payment was caused by the Force Majeure, but otherwise the Parties shall continue to make payments due hereunder.

27.4	The Party subject to Force Majeure shall:

(a)	resume performance as expeditiously as possible after termination of the Force Majeure or the Force Majeure has abated to an extent which permits resumption of such performance;

(b)	notify the other Party when the Force Majeure has terminated or abated to an extent which permits resumption of performance to occur; and

(c)	keep the other Party regularly informed during the course of the Force Majeure as to when resumption of performance shall or is likely to occur.

27.5	If the Parties are unable to agree that an event of Force Majeure has occurred, the matter shall be handled in accordance with Section 29.

27.6	If, upon execution of this Contract, any Party’s interest is negatively affected by promulgation or abolishment of any law, or amendment or change to any law, or any competent authority’s change to, withdrawal of, or refusal to renew, any license, approval, permit or other consent (collectively “Change of Law”), the Parties shall negotiate for necessary adjustment so as to maintain each Party’s benefit under this Contract to a level no inferior to the status prior to such Change of Law.

28.	POTENTIAL INITIAL PUBLIC OFFERING

28.1	If, at any time during the Term, both Parties agree that the Joint Venture has met certain financial benchmarks and other requirements mutually agreed by the Parties, the Parties may enter into discussions with respect to listing the shares of the Joint Venture (or other securities as otherwise agreed) on a public exchange in the PRC or U.S. (“IPO”).

28.2	Before the IPO, the Parties acknowledge that restructuring of the Joint Venture (and any applicable Affiliates) may take place to comply with the relevant listing rules and regulations, provided that such restructuring shall not affect the Parties’ Ownership Interests in the Joint Venture or any of their rights and obligations under this Contract.

28.3	In the event of an IPO of the shares of the Joint Venture, both Parties’ Ownership Interests in the Joint Venture shall be diluted equally.

28.4	All decisions with respect to the IPO, including the appointment of underwriters, bankers, accountants shall be unanimously approved by the Board of Directors and in the event that the Board of Directors is unable to reach consensus on any issues, the Board shall designate an independent third party to decide on such issues.

29.	DISPUTE RESOLUTION

29.1	Consultations

In the event any dispute, controversy or claim arising out of or in connection with the interpretation or implementation of this Contract including without limitation any question regarding its existence, validity, interpretation, termination, or any claim for the threatened, alleged, or actual breach of this Contract by either Party (each a “Dispute”), the Parties shall attempt in the first instance to resolve such dispute through friendly consultations. If the Dispute is not resolved in this manner within sixty (60) days after the date on which one Party has served written notice on the other Party for the commencement of consultations, then either Party may refer the dispute to arbitration in accordance with the provisions of Section 29.2 hereof.

29.2	Arbitration

In the event a Dispute is not resolved through the consultation above, the dispute shall be submitted to the Hong Kong International Arbitration Centre (“Tribunal”) in Hong Kong, for arbitration pursuant to its then effective arbitration rules, subject to the following:

(a)	any arbitration will be conducted with three (3) arbitrators, AoLunTe and Aura each shall appoint one (1) arbitrator, with the third arbitrator to be appointed by the Tribunal;

(b)	in reaching a decision, the arbitrators shall apply and adhere to the laws specified in Section 30 of this Contract;

(c)	the arbitration shall be conducted in both Chinese and English;

(d)	this Section is without prejudice to each Party’s right to seek interim relief against the other Party (such as an injunction) through the courts to protect its rights and interests in respect of infringements of Intellectual Property rights.

29.3	Effect of Arbitration Award

Subject to Section 29.2, the arbitration award shall be final and binding on the Parties, and the Parties agree to be bound thereby and to act accordingly.

29.4	Costs

In the event of a Dispute, the costs of arbitration shall be borne by the Party as designated in the arbitration award.

In the event of a Deadlock, the costs of arbitration shall be borne by the Joint Venture.

29.5	Continuing Rights and Obligations

When any dispute occurs and when any dispute is under arbitration, except for the matters under dispute, the Parties shall continue to exercise their remaining respective rights, and fulfil their remaining respective obligations under this Contract.

30.	GOVERNING LAW

The formation, validity, interpretation, and implementation of this Contract shall be governed by the laws of the PRC, which are published and publicly available.

31.	MISCELLANEOUS

31.1	Effectiveness

This Contract shall become effective upon the fulfilment of the following conditions:

(a)	Both Parties have executed this Contract in both English and Chinese;

(b)	the respective boards of each Party have approved this Contract and the Appendices; and

(c)	this Contract, with the Appendices attached, the Feasibility Study Report and the Articles of Association have been approved by the Examination and Approval Authority.

31.2	Restriction on Assignment

Any Party hereto shall not assign the benefit of any provision of this Contract, nor transfer any of their respective obligations hereunder except with the prior written consent of the other Party hereto.

31.3	Severability

If any provision of this Contract should be or become fully or partially invalid, voidable, illegal or unenforceable in any respect for any reason whatsoever, but would be valid or legal if some part or some parts thereof were deleted or the period or area of application reduced, such restriction shall apply with such modification as may be necessary to make it valid and effective. The validity, legality and enforceability of the remaining provisions of this Contract shall not in any way be affected or impaired thereby.

31.4	Waiver

Unless otherwise provided for, failure or delay on the part of any Party to exercises any right or privilege under this Contract shall not operate as a waiver of such right or privilege nor shall any partial exercise of any right or privilege preclude any further exercise thereof. Any waiver by a Party of a breach of any term or provision of this Contract shall not be construed as a waiver by such Party of any subsequent breach, its rights under such term or provision, or any of its other rights hereunder.

31.5	Entire Agreement

This Contract, together with any documents referred to herein, which are hereby incorporated by reference as an inseparable and integral part of this Contract, constitutes the entire agreement among the Parties with reference to the subject matter hereof, and supersedes any agreements, contracts, representations and understandings, oral or written, made prior to the signing of this Contract.

31.6	Amendment

Amendments to this Contract and the other contracts contemplated herein may be made only by a written agreement in English and Chinese signed by duly authorized representatives of each of the Parties and, unless prior approval from the Examination and Approval Authority is statutorily required, will become effective as soon as the amendments are filed with the Examination and Approval Authority for record.

31.7	Discrepancy/Order of Precedence

The rights and obligations of the Parties established by and under this Contract shall continue to exist throughout the Term and shall not be prejudiced by the establishment of the Joint Venture, the adoption of the Articles of Association or the execution of any of the contracts contemplated herein. In the event of any conflict or inconsistency between this Contract on the one hand and the Articles of Association or other contracts contemplated herein on the other, this Contract shall prevail.

31.8	Successors

The Parties agree and ensure that this Contract shall be binding upon and inure to the benefit of the respective permitted successors and permissible assignees of each of the Parties.

31.9	Language and Counterparts

This Contract is executed in the Chinese and English language in five (5) originals. Both of the two language versions shall have equal legal effect. All the Counterparts together constitute one and the same instrument.

31.10	No Agency Relationship

Neither Party is the agent of the other Party nor does either Party have any power to bind the other Party or to assume or to create any obligation of responsibility, express or implied, on behalf of the other Party in the other Party’s name. Neither this Contract nor any of the other contracts contemplated herein shall be construed as constituting AoLunTe and Aura as partners or as creating any other form of legal association which would impose liability upon one Party for the act or failure to act of the other Party.

31.11	Release of Information

The Parties hereby agree that publicity materials (including, but not limited to, publications or releases to media or to the general public, and advertising) relating to the other Party’s and Joint Venture’s work shall require mutual written consent, such consent shall not be unreasonably withheld.

31.12	Notices

Notices or other communications required to be given by any Party or the Joint Venture pursuant to this Contract shall be written in English and Chinese and may be delivered personally, sent by registered airmail (postage prepaid) by a recognized courier service, or sent by facsimile transmission to the address of the other Party set forth below or such other address notified in lieu thereof. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

(a)	Notices given by personal delivery shall be deemed effectively given on the date of personal delivery.

(b)	Notices given by registered airmail (postage prepaid) shall be deemed effectively given on the seventh (7th) day after the date on which they were mailed (as indicated by the postmark).

(c)	Notices given by air courier shall be deemed effectively given on the date of delivery (as indicated by the airway bill).

(d)	Notices given by facsimile transmission shall be deemed effectively given on the first (1st) business day following the date of transmission.

(e)	Notices given by email shall be deemed effectively given on the first (1st) business day following the date on which they were sent.

For the purpose of notices, the addresses of the Parties are as follows:

To AoLunTe

Address:	ZhongguanCun, Liyang, China
Postal Code:	213300
Fax:	[ ]
Attention:	CEO

To Aura

Address:	10541 Ashdale street, Stanton, California 90680, USA
Postal Code:	90680
Fax:	[ ]
Attention:	CEO

31.13	Transaction Costs

Except as otherwise provided in this Contract, all costs and expenses incurred by each party in connection with the preparation and negotiation of this Contract, including (without limitation) all legal fees and costs, all costs and fees incurred in connection with either party’s due diligence, all fees and costs incurred in connection with the translation of this Contract (or any provisions hereof) into the Chinese or English languages, shall be paid by each party. Round-trip airplane tickets and reasonable accommodation incurred by Aura or its representatives, shall be paid exclusively by AoLunTe.

31.14	In the event that the Establishment Date is after February 22, 2017 this entire Joint Venture agreement is null and void and Aura will not have any obligations to enter into this joint Venture.

[The remainder of this page is intentionally left blank]

DLA Draft: 1 December 2016

Schedule 1- Intellectual Property and Technology License Agreement

AURA SYSTEMS, INC.

- and -

[Jiangsu Shengfeng Mobile Power Technology CO. LTD]

INTELLECTUAL PROPERTY AND
TECHNOLOGY LICENSE AGREEMENT

TABLE OF CONTENTS

1. DEFINITION	1
2. PARTIES TO THIS CONTRACT	7
3. ESTABLISHMENT OF THE JOINT VENTURE	8
4. PURPOSE AND SCOPE OF THE JOINT VENTURE	8
5. TOTAL INVESTMENT, REGISTERED CAPITAL AND COOPERATIVE CONDITIONS	9
6. TRANSFER OF OWNERSHIP INTEREST	12
7. REPRESENTATIONS, WARRANTIES AND OBLIGATIONS	12
8. RESPONSIBILITIES OF THE PARTIES	14
9. INTELLECTUAL PROPERTY AND TECHNOLOGY	16
10. PURCHASE OF MATERIALS AND PRODUCTS	18
11. USE OF PRODUCTS	19
12. OTHER COMMERCIAL AGREEMENTS	19
13. MINIMUM SALES TARGETS	20
14. BOARD OF DIRECTORS	20
15. SUPERVISORS	28
16. MANAGEMENT OF THE JOINT VENTURE	29
17. LABR MANAGEMENT	32
18. TAXATION AND INSURANCE	32
19. FINANCE AND ACCOUNTING	32
20. PROFITS DISTRIBUTION	35
21. FOREIGN EXCHANGE	36
22. CONFIDENTIALITY AND NON-COMPETITION	36
23. BUSINESS PRACTICE	38
24. TERM, TERMINATION AND LIQUIDATION	38
25. BREACH OF CONTRACT	41
26. FORCE MAJEURE	42
27. POTENTIAL INITIAL PUBLIC OFFERING	43
28. DISPUTE RESOLUTION	43
29. GOVERNING LAW	44
30. MISCELLANEOUS	44
Schedule 1	49
Intellectual Property and Technology License Agreement	49
1. DEFINITION	51
2. LICENSE GRANT	55
3. OBLIGATION TO PROVIDE LICENSED TECHNOLOGY	58
4. IMPROVEMENTS	58
5. AURA’S WARRANTIES, RIGHTS AND OBLIGATIONS	60
6. COMPANY’S OBLIGATIONS	61
7. CONFIDENTIALITY	62
8. THIRD PARTY INFRINGEMENT OF AURA’S IP	63
9. THIRD PARTY INFRINGEMENT ACTIONS AGAINST THE COMPANY	64
10. LIABILITY, INDEMNITY AND INSURANCE	65
11. TERMINATION AND LIABILITY FOR BREACH OF CONTRACT	66
12. DISPUTE RESOLUTION	67
13. MISCELLANEOUS	69
Schedule 2	75
AoLunTe Asset Contribution Agreement	75
Schedule 3	76
Schedule 4	77
Major Decisions	77

DLA Draft: 1 December 2016

THIS AGREEMENT is made on _______________________ (“Effective Date”).

BETWEEN:

Aura Systems, Inc., a corporation organized and validly existing under the laws of Delaware, U.S., with its business place at 10541 Ashdale Street, Stanton California 90680(“Aura”); and

[Jiangsu Shengfeng Mobile Power Technology CO .LTD], a Sino-foreign cooperative joint venture incorporated and validly existing under the laws of People’s Republic of China (“PRC”) with its principal business address at [Zhongguancun, liyang, China](the “Company”).

Each of Aura and the Company shall hereinafter individually be referred to as a “Party” and collectively as the “Parties”.

BACKGROUND:

A.	WHEREAS, Aura is engaging in the design, development, manufacture, integration, assembly, service/maintenance and the sale of certain mobile power products and it owns and controls certain advanced technologies and know-how relating to the manufacturing, design, and assembly of the aforesaid products;

B.	WHEREAS, the Company is a limited liability Sino-foreign cooperative joint venture established in accordance with the Sino Foreign Cooperative Joint Venture Contract (“Joint Venture Contract”) executed between Aura and Jiangsu AoLunTe Electrical Machinery Industrial Co., Ltd(“AoLunTe”). The Company is intended to be engaged in the Business Scope as defined in the Joint Venture Contract in relation to certain mobile power products.

C.	WHEREAS, according to the Joint Venture Contract, Aura shall provide the Company with an exclusive, non-assignable, and royalty-free limited license within the Territory to use certain Intellectual Property in accordance with the terms of this Agreement as a cooperative condition contributed by Aura to the Company (“Cooperative Condition”).

D.	WHEREAS, the Company desires to obtain, and Aura agrees to grant to the Company, a limited license within the Territory to use certain advanced technologies and know-how owned and controlled by Aura for the purpose of manufacture, integration, assembly and/or the sale of the certain mobile power products on the terms and conditions set forth in this Agreement.

E.	NOW, THEREFORE, in consideration of the foregoing promises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

IT IS AGREED:

1.	DEFINITION

1.1	Unless the terms or context of this Agreement provide otherwise:

“Affiliate”	means, with respect to any Person, any other Person controlling or controlled by or under common control with such specified Person.

For purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of fifty percent (50%) or more shares or registered capital with voting right, or voting securities, by contract or otherwise, and the terms “controlling”, “controlled by”, “under common control with” and “controlled” have meanings correlative to the foregoing;

DLA Draft: 1 December 2016

“Applicable Law”		means applicable law, enactments, regulations and regulatory policies which are in force in the Territory from time to time;

“Approval”		means any consent, approval, authorization, permission, order, registration, filing, clearance, qualification, license, permit, certificate or declaration by any Government Authority or other public, regulatory or governmental agency or authorities in the PRC;

“Approved Customer”		means [customers of the Products within the Territory approved by the Board of the Company];

“Aura Components”	31.14	means the parts and components listed in Part B of Appendix 2 that Aura will supply to the Company pursuant to the Components Supply Contract;

“Breach”		has the meaning given in Section ;

“Business”		means any business that the Company conducts or intends to conduct and that is not inconsistent with the Company’s business license;

“Claim”	31.15	has the meaning given in Section 10.2;

“Confidential Information”	31.16	has the meaning given in Section 7.1;

"Cooperative Condition"	31.17	means the Cooperative Condition provided by Aura to the Company based on the terms and conditions of the Joint Venture Contract;

“Day”	31.18	refers to a calendar day;

“Defaulting Party” or “Breaching Party”	31.19	has the meaning given in Section ;

“Dispute”	31.20	has the meaning given in Section 12.1;

DLA Draft: 1 December 2016

“Effective Date”	31.21	means the date given at the beginning of this Agreement;

“Government Authority”	31.22	means any governmental authority, judicial or administrative body or any other authorities having or asserting jurisdiction over the Person or matter with respect to this Agreement including their local branch offices;

“Improvements”	31.23	has the meaning given in Section 4.1;

“Infringement”	31.24	has the meaning given in Section 8.1;

“Intellectual Property” or “IP”	31.25	means any intellectual and industrial property rights including but not limited to all rights in patents, utility models, semi-conductor topography rights; copyrights, authors’ rights, trade marks, brands, domain names. trade secrets, know-how and other rights in information, drawings, logos, plans, database rights, technical notes, prototypes, processes, methods, algorithms, any technical-related documentation, any software, registered designs and other designs, in each case, whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world;

“Joint Venture Contract”	31.26	means the Sino-Foreign Cooperative Joint Venture Contract entered into by AoLunTe and Aura on _____________in relation to the establishment of the Company;

“Licensed Components”	31.27	means the parts and components listed in Part A of Appendix 2 that the Company will manufacture by utilizing the Licensed Technology;

“Licensed Technology”	31.28	means[all the technologies, technical knowledge and technology information licensed by Aura to the Company under this Agreement for the manufacture of the Licensed Components, include without limitation all patents, patentable rights, copyright, design rights, utility models, trade secrets, rights in inventions, rights in data, database rights, rights in know-how and confidential information, which may be detailed in Appendix 1 and which may take the forms of formulae, diagrams, blueprints, plans, models, tables, drawings, designs, process data, computer software, means of testing and quality control, manuals and instructions written or recorded, or any other media or devices such as disk, tape, and/or read-only memories];

DLA Draft: 1 December 2016

“Licensed Technology Delivery Completion Date”	31.29	means the date on which all the conditions set forth in Section 3.1 are satisfied;

“Non-Defaulting Parties”	31.30	has the meaning given in Section ;

“Components Supply Contract”	31.31	means the parts and components supply contract to be entered into between the Company and Aura from time to time, in relation to the supply of the Aura Components or other parts and components to the Company by Aura;

“Person”	31.32	means any individual, company, legal person enterprise, non-legal person enterprise, joint venture, partnership, wholly owned entity, unit, trust or other entity or organization, including, without limitation, any government or political subdivision or any agency or instrumentality of a government or political subdivision and other body corporate or unincorporated; Person also includes a reference to that Person’s legal representatives, assignees, successors or heirs;

“PRC”	31.33	means the People’s Republic of China;

“Proceeding”	31.34	has the meaning given in Section 9.1;

“Products”		means5-kW and 8.5-kW mobile power products based on the Licensed Technology, including any assembly, subassembly, component, and any part thereof as well as such other products as may be agreed upon from time to time between Aura and the Company;

“Relevant Claim”	31.35	has the meaning given in Section 10.4;

“Trademark License Agreement”	31.36	means the Trademark License Agreement to be entered into between the Company and Aura on or about the date hereof in the form to be agreed by the parties in relation to license of certain Aura trademark(s), the key terms of which are set out in Appendix 3;

DLA Draft: 1 December 2016

“Term”	31.37	has the meaning given in Section 11.1;

“Territory”	31.38	means the People’s Republic of China and, for the purpose of this Agreement, shall exclude the Special Administrative Region of Hong Kong, the Special Administrative Region of Macau, and Taiwan; and

“Third Party”	31.39	means any Person other than the Parties to this Agreement.

1.2	Unless the context otherwise requires, the singular includes the plural and vice versa; words used in any gender in this Agreement shall include references to all other genders.

1.3	The headings and sub-headings are inserted for ease of reference only and shall not affect the construction of this Agreement.

1.4	Any references in this Agreement to statutory provisions are references to those provisions as in force at the date of this Agreement but include all statutory modifications, re-enactment, replacements, and extensions of those provisions and any subordinate legislation or regulations made under such provisions.

1.5	The expression the “Company” shall, where context permits, include their respective successors, personal representatives and permitted assigns.

1.6	References to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time.

1.7	Any capitalized term not defined in this Agreement shall have the meaning provided for such in the Joint Venture Contract.

DLA Draft: 1 December 2016

2.	LICENSE GRANT

2.1	License Grant

(a)	Subject to the terms and conditions of this Agreement and with effect from the Effective Date and continuing until [_________], Aura hereby grants to the Company an exclusive, non-assignable, and royalty-free license, with no right to sublicense, to use the Licensed Technology in the Territory solely in connection with:

i.	manufacture of the Licensed Components;

ii.	assembly, testing, maintenance, and support of the Products;

iii.	demonstrating, distributing, offering to sell and selling the Products, either directly or indirectly, to Approved Customers; and

iv.	distributing the embedded Licensed Technology only as embedded within the Products.

(b)	Notwithstanding the forgoing, the sale of the Products by the Company will require the Company to license to its customers the right to use that of the Licensed Technology embedded in Company’s Product for the purpose of operation, updates, and maintenance. The Company may only license Aura’s embedded Licensed Technology know-how to Approved Customers pursuant to an End User License Agreement approved in writing in advance by Aura governing such Approved Customers’ use of the embedded Licensed Technology. The End User License Agreement shall be added to the Product either during the manufacturing and assembly process or during the distribution process.

(c)	Furthermore, in the event that any of the Minimum Sales Targets (as defined in the Joint Venture Contract) is not met and Aura elects not to terminate the Joint Venture Contract, the parties agree that the license granted by Aura under Section 2.1(a) above shall become a non-exclusive, non-assignable, and royalty-free license, with no right to sublicense immediately upon written notice by Aura. All other provisions of this Agreement remain unchanged and the parties undertake to execute any documents and do any acts necessary to give effect to the foregoing.

(d)	For the avoidance of doubt, Aura grants the Company no rights with respect to the Licensed Technology other than the limited license set forth in Section 2.1 and the Company agrees that it shall take no action, either directly or indirectly, inconsistent with Aura’s IP rights other than as expressly permitted hereunder.

2.2	Acknowledgement of Aura’s Rights

The Company acknowledges the following:

(a)	The Licensed Technology under which the Licensed Components are manufactured by the Company is highly advanced and requires very high standards to be fulfilled in order to produce high quality products.

(b)	The Company acknowledges that Aura’s ownership of the entire right, title and interest in and to the Licensed Technology throughout the world. The Company acknowledges that all use of the Licensed Technology shall not create in the Company any ownership or title in the Licensed Technology.

DLA Draft: 1 December 2016

2.3	Limitation of License

The conditions under which the license is granted include, but are not limited to, the following:

(a)	The license is personal to the Company, and does not extend to any Affiliate of the Company unless otherwise explicitly specified in this Agreement. The license granted herein is strictly limited to the Licensed Technology, the Licensed Components, the Products and the Territory specified in this Agreement. The Parties agree that Aura’s Licensed Technology will suffer harm if the Company fails to follow all restrictions on the use of the Licensed Technology set forth herein.

(b)	The Company acknowledges that any right to use the Licensed Technology is limited to the rights expressly granted herein.

(c)	During the Term of and after the termination of this Agreement, regardless of how the Agreement is terminated, the Company shall not, directly or indirectly:

i.	Adopt, or seek to register, or take any other action to establish anywhere in the world ownership rights in any Intellectual Property that belongs to Aura;

ii.	translate, reverse assemble, decompile, disassemble, reverse engineer or otherwise attempt to derive source code (or the underlying ideas, algorithms, structure or organization) from any Licensed Technology or components purchased from Aura;

iii.	modify or create any modifications to the Licensed Technology;

iv.	modify or create any modifications to the components purchased from Aura or the Licensed Components;

v.	modify or create any modifications to the design, form, fit or function of any Product;

vi.	prepare, develop, make or have made, sell or otherwise distribute any derivative work based upon any Licensed Technology or embedded software;

vii.	sublicense, rent, lease, loan, timeshare, sell, distribute, assign or transfer any rights in, grant a security interest in, or transfer possession of any Licensed Technology or embedded software, except as expressly provided in the Agreement;

viii.	manufacture or have manufactured any Aura Component which shall be purchased from Aura as agreed by the Parties;

ix.	rent, sell, lease, loan, or otherwise distribute any Product, Aura Component, Licensed Component for use outside of the Territory, except as expressly provided in this Agreement;

x.	integrate or otherwise incorporate any Aura Component or Licensed Component into any other product or material other than the Products, except with the express prior written approval of Aura;

xi.	adapt, implement or otherwise exploit the Licensed Technology or embedded software to develop, create, produce, sell or distribute any products or things other than the Products;

xii.	obfuscate, alter or remove any of Aura’s proprietary rights notices, marking or legends appearing on or in the Product or Aura Components; or

xiii.	itself do anything, or assist any other Person to do anything, or omit to undertake any reasonable action, which diminishes the rights of Aura in the Licensed Technology or its Intellectual Property and/or impairs any registration of the Licensed Technology.

DLA Draft: 1 December 2016

3.	OBLIGATION TO PROVIDE LICENSED TECHNOLOGY

3.1	The obligation of Aura to provide the Licensed Technology in accordance with the terms of this Agreement during the Term shall be deemed to have been fulfilled upon satisfaction of the following conditions:

(a)	[Aura has delivered to the Company all items listed in Appendix 1; and

(b)	[any other conditions].

3.2	Aura may update Appendix 1 (Licensed Technology) from time to time. The updated Appendix 1 shall be deemed incorporated into this Agreement upon Aura providing notice of the updated Appendix 1 to the Company.

4.	IMPROVEMENTS

4.1	The Parties acknowledge and agree that “Improvement” shall mean any and all modifications to the Licensed Technology or the Intellectual Property devised and/or implemented either by the Company independently of Aura or jointly by the Company and Aura.

4.2	For the avoidance of doubt, modifications devised and/or implemented by Aura pursuant to separate written commissioned development arrangements for the Company (“Commissioned Development”) shall not be included in the meaning of Improvements for purposes of this Agreement. The Parties may enter into separate commissioned development agreements for the development of any modifications or other technology and such agreements shall expressly specify the party that is to own the right, title and interests in and to any Commissioned Development devised or implemented as a result of such commissioned development agreement; in the absence of such ownership specification, the Commissioned Development shall be considered and treated as an Improvement and ownership shall be as specified in Section 4.3 below.

DLA Draft: 1 December 2016

4.3	Ownership of Improvements

Aura and the Company agree that Aura exclusively shall own all right, title, and interest in and to any and all Improvements. If the Improvements are deemed not to vest in Aura, for any reason whatsoever, the Company agrees to, and hereby does, irrevocably assign, transfer and convey to Aura all rights, title and interests in and to any Improvements. In the event that, as a matter of law, any of the foregoing rights are not assignable by the Company to Aura, the Company shall, and hereby does, grant to Aura an exclusive, irrevocable, worldwide, perpetual, royalty-free, paid-up sub-licensable right and license to all such rights for any purpose whatsoever.

4.4	Protection of Improvements

Aura may, using such legal counsel it selects to prepare, file, prosecute, maintain and extend applications to protect the Intellectual Property Rights associated with the Improvements in countries of Aura’s choosing (including without limitation the Territory), provided that such application shall not violate any confidentiality obligations set forth in this Agreement.

4.5	Assistance

The Company shall both during and after termination of this Agreement provide such assistance as Aura may require to establish Aura’s ownership rights in and to the Improvements, including but not limited to, providing assistance in securing and enforcing patent protection, copyright registrations and other proprietary rights in any and all countries, and signing all documents necessary for patent, copyright, other applications and registrations, and any assignments thereof, and supplemental filings or declarations and all other legal documents as Aura may request.

4.6	Consideration

The Parties acknowledge that consideration for the ownership, assignment, transfer, or conveyance of the Improvements consists of the favorable terms of the license and the substantial benefits derived by the Company from the trademark license from Aura to the Company set forth in the Trademark License Agreement, therefore no further consideration payable in respect thereof is necessary.

4.7	Notice

The Company agrees to immediately provide full details to Aura of any developments relating to any Improvements conceived, developed, created, or made by the Company alone or in conjunction with Aura. The Company shall keep complete, clear, and accurate records with respect to any Improvements, research and development planned or in progress, technologies developed or in early stages of development, including but not limited to any technical specifications, technical drawings, software code, designs, prototypes, technical notes, that may form the basis of or lead to the creation of any Improvements. Aura or its designated representative shall have the right to inspect and audit the records at any reasonable time during business hours and the Company shall make such records available upon Aura’ request. The audit shall be conducted at Aura’ expense. Within thirty (30) Days following the end of each calendar quarter during the Term of this Agreement, the Company shall prepare and deliver to Aura a written report in English, describing in detail any Improvements made or conceived during such calendar quarter.

DLA Draft: 1 December 2016

4.8	Rights of Third Parties and Employees

To the fullest extent necessary and permitted under applicable contracts or laws, the Company shall obtain an assignment from each of its employees, contractors, and third parties involved in the conception, development, creation, or making of any Improvements of all rights, title and interests in the Improvements for the benefit of the Company, in order that the Company may in turn assign such ownership rights to Aura as required under Section 4.3 above.

5.	AURA’S WARRANTIES, RIGHTS AND OBLIGATIONS

5.1	Aura’s Warranties

As at the Effective Date of this Agreement, Aura warrants that in respect of the Licensed Technology:

(a)	Aura or its Affiliate is the sole unencumbered legal and beneficial owner and, where registered, the sole registered proprietor of all the Licensed Technology.

5.2	Other than as set out in this Agreement, no representation, warranty or condition, express or implied, statutory or otherwise is given by Aura to the Company in respect of the Licensed Technology and any other representations and warranties are hereby expressly excluded save to the extent prohibited by Applicable Law. For the avoidance of doubt, nothing in this Agreement shall constitute any representation or warranty or condition that any registrable Licensed Technology is not subject to challenge or invalidation.

5.3	Aura’ Rights

(a)	Aura shall have access to the Products manufactured by the Company utilizing the Licensed Technology under this Agreement, in order to ensure that the Products are manufactured with the quality required by Aura.

(b)	Aura may, at its discretion, submit quality reports indicating insufficiencies in the manufacturing process or quality to the Company. If such a quality report is submitted to the Company, then the Company must correct the stated insufficiencies or submit to Aura a plan for correcting the insufficiencies suitable to Aura within thirty (30) days. Failure to submit a timely response suitable to Aura, in its sole and reasonable discretion, shall be considered a material breach.

5.4	Aura’s Obligations

In the event that there are any errors in the Licensed Technology, Aura shall correct any errors or omissions in the information relating to the Licensed Technology from time to time without incurring any liability to the Company.

DLA Draft: 1 December 2016

6.	COMPANY’S OBLIGATIONS

6.1	Recordable of License

To the extent required by applicable PRC laws and regulations, the Company shall, at its own cost, effect the recordable of this Agreement with the relevant PRC recordable authorities within sixty (60) Days from the execution of this Agreement including, without limitation, preparation, execution and filing of any necessary documentation to the relevant PRC recordable or Approval authorities. The Company shall furnish Aura with any and all copies of the documentation issued by the relevant PRC recordable or Approval authorities as evidence of the recordable application. Aura shall provide reasonable assistance, at the Company’s cost, to enable the Company to comply with this Section 6.1.

6.2	Quality Control

The Company shall ensure that the Products are safe for the use for which they were intended. In order to maintain the quality of the Products manufactured by the Company under this Agreement and to develop a method to continuously reduce the costs of producing the Products, Aura shall provide quality control standards to the Company and the Company shall establish a quality management system and quality operating standards (QOS) that are appropriate for the Company’s business and that govern each process in the manufacture of the Products to add value in the overall manufacturing process, to obtain results of process performance and effectiveness and to achieve continual improvement of each process based upon an objective measurement. The QOS shall at all times meet or exceed all quality control standards prescribed by Aura. At a minimum, the QOS shall include at least all of the following: (i) a continuous improvement plan aimed at the elimination of manufacturing defects and (ii) documentation of all processes and procedures, including root cause analysis, corrective action development and tracking plans, recovery and communication plans, and a statistical measurement process. The documentation of the documented QOS processes and procedures, and any reports generated by these shall be made available to Aura upon request for auditing purposes for compliance with the requirements hereunder, which audits shall occur on a basis not more frequent than quarterly.

6.3	Reports

(a)	Within thirty (30) Days following the end of each calendar quarter during the term of this Agreement, the Company shall prepare and deliver to Aura a written report in English describing in detail any Improvements made or conceived during such calendar quarter.

(b)	Within ninety (90) Days following the end of each calendar year during the term of this Agreement, the Company shall prepare and deliver to Aura a written summary report in English describing the manufacturing, research and development, and commercialization of Products during such calendar year.

DLA Draft: 1 December 2016

6.4	Employee IP Agreement

The Company shall cause each of its employees to execute a written Employee IP Agreement (or shall include provisions relating to employment IP in its employees’ labor contracts), by the terms of which each such employee acknowledges and agrees that (i) he or she has no rights, title or interests whatsoever in or to any of the Products, Improvements, or Intellectual Property Rights that may arise from the employee’s execution of his or her tasks or duties, (ii) to the extent such employee acquires any such rights by operation of law or otherwise, he or she irrevocably assigns any and all such rights to the Company, and (iii) he or she shall maintain in confidence all confidential information belonging to Aura and the Company and not make use of any such confidential information during or after employment for any purpose other than for fulfilling his or her assignments in or responsibilities for the Company. The Company shall furnish Aura with copies of any such Employee IP Agreement executed by the Company’s employees, as and when requested by Aura.

6.5	Additional Obligations

(a)	The Company shall obtain at its own expense all licenses, permits and consents necessary for the import and sales of the Aura Components in the Territory;

(b)	The Company shall only make use of the Licensed Technology for the purposes authorized in this Agreement;

(c)	The Company shall comply with all regulations and practices in force in the Territory to safeguard Aura’ rights in the Licensed Technology;

(d)	The Company acknowledges and agrees that the exercise of the license granted to the Company under this Agreement is subject to all Applicable Laws in the Territory, and the Company understands and agrees that it shall at all times be solely liable and responsible for such due observance and performance. For the avoidance of doubt, any noncompliance with the Applicable Law or infringement of any Third Party’s right due to defects in the Licensed Technology and / or the kits / equipment provided by Aura shall be excluded from the above acknowledgement and agreement; and

(e)	The Company shall, and cause its directors, officers or employees, at any time during the Term of this Agreement, comply with all the Applicable Laws and regulations to carry out its Business (including but not limited to the PRC anti-bribery and anti-corruption laws and regulations, the United States Foreign Corrupt Practices Act, and the PRC and United States export control laws).

7.	CONFIDENTIALITY

7.1	“Confidential Information” means technology and know-how as well as trade secrets, strategic business or marketing information, business projections, secret processes and other processes, data, formulae, programs, manuals, designs, sketches, photographs, plans, drawings, specifications, reports, studies, findings, non-patented inventions and ideas, and other information relating to the production, packaging, use, pricing, or sales and distribution, whether of a technical, engineering, operational, business or economic nature, which is designated as “Confidential” by Aura or its Affiliates and provided by Aura to the Company in connection with the Licensed Technology, the Improvements and any matters related thereto, the implementation of and/or the conduct of the business contemplated by this Agreement and the other contracts contemplated herein.

DLA Draft: 1 December 2016

7.2	Confidentiality Obligation

During the Term of this Agreement and following the expiration or earlier termination of this Agreement, the Company shall maintain in confidence all Confidential Information disclosed by Aura and shall not disclose or grant the use of such Confidential Information without express written permission of Aura except on a need-to-know basis to those directors, officers, employees, consultants, contractors or permitted assignees, to the extent such disclosure is reasonably necessary in connection with the Company’s activities as expressly authorized by this Agreement.

7.3	The Company shall obtain written confidentiality agreements from its employees and any Third Party consultant or subcontractors performing work on the Company’s behalf, which contain terms and obligations with respect to access to or use of any Confidential Information no less restrictive than those set forth in this Agreement. The Company shall notify Aura promptly upon discovery of any unauthorized use or disclosure of any Confidential Information.

7.4	If Confidential Information is required to be disclosed by the Company pursuant to a requirement of a governmental authority, such Confidential Information may be disclosed pursuant to such requirement so long as the Company, to the extent possible, provides Aura with timely prior notice of such requirement and coordinates with Aura in an effort to limit the nature and scope of such required disclosure.

7.5	This Section 7 shall remain in full force and effect notwithstanding any expiration or termination of this Agreement.

8.	THIRD PARTY INFRINGEMENT OF AURA’S IP

8.1	The Company shall promptly deliver a notice, in writing, to Aura if the Company becomes aware of any infringement (whether known, suspected, or threatened), of any of the Licensed Technology or Aura’s Intellectual Property by any party during the Term of this Agreement, including by Sheng Feng or any of its Affiliates (an “Infringement”).

8.2	Subject to Section 8.4 below, Aura shall have the exclusive right, at Aura’s expense, to commence, prosecute and settle any proceedings with respect to an Infringement. Aura shall have the sole right to appoint counsels and shall pay all expenses of any such proceedings including, without limitation, legal fees and related costs, and shall recover all damages awarded.

8.3	If necessary or requested by Aura during or after the Term of this Agreement, the Company shall join as a party, as permitted by Applicable Law, to the Infringement proceedings and render other reasonable assistance. At Aura’s request and expense, the Company shall provide reasonable assistance to Aura in connection with the Infringement proceedings. Aura shall not settle any Infringement proceedings involving the Company’s rights without obtaining the Company’s prior written consent, which shall not be unreasonably withheld or delayed. Aura shall give the Company an opportunity to make suggestions and comments regarding any such proceedings and shall keep the Company reasonably informed of, and shall regularly consult with the Company regarding, the status of any such proceedings. The Company shall not take any legal action nor engage in the settlement of any legal matter with respect to the Products, Licensed Technology and other IP rights of Aura without the written consent of Aura. The Company shall at all times cooperate fully with Aura in such legal proceedings.

8.4	In the event of Infringement by AoLunTe the Company, or any of their respective Affiliates, the Company shall indemnify and hold harmless Aura with respect to any damages, liabilities, costs, fees, or other expenses of any nature (including reasonable legal fees and related costs) caused by such Infringement.

DLA Draft: 1 December 2016

9.	THIRD PARTY INFRINGEMENT ACTIONS AGAINST THE COMPANY

9.1	If a Third Party initiates an action, suit or proceeding against the Company in the Territory claiming that a patent or other right owned by it is infringed by the manufacture, use, sale or importation of any Licensed Technology (a “Proceeding”), Aura shall have the sole right, at its own expense, but not the obligation, to defend against such Proceeding. In the event that Aura elects to defend against such Proceeding, Aura shall have the sole right to direct the defense and to elect whether to settle such claim. In the event that Aura elects not to defend against a particular Proceeding, then it shall so notify the Company in writing within five (5) Days after it first received written notice of the actual initiation of such Proceeding and, during such five (5) Day period, shall take such reasonable measures as may be necessary to preserve the Company’s legal right to defend against such Proceeding. In such event, the Company shall defend, at its own expense, against such Proceeding and shall have the right to direct the defense thereof, including without limitation the right to settle such claim (but only with the written consent of Aura, not to be unreasonably withheld). In any event, the Parties shall reasonably assist one another and cooperate in any such litigation at the other’s request without expense to the requesting Party. Each Party may, at its own expense, and with its own counsel join any defense directed by the other Party. The Company shall provide Aura with prompt written notice of the initiation of any such Proceeding, or of any allegation of infringement of which such Party becomes aware, and shall promptly furnish Aura with a copy of each communication relating to the alleged infringement that is received by the Company.

9.2	Aura shall indemnify the Company against any awards awarded by a court pursuant to a final, unappealable judgment or decree in any Proceeding subject to Section 9.1, that may be assessed against the Company due to Infringement arising from the Company’s manufacture, use, sale or importation of any Licensed Technology, except to the extent caused by the Company.

9.3	If a payment due from Aura under this Section 9 is subject to tax (whether by way of direct assessment or withholding at its source), the Company shall be entitled to receive from Aura such amounts as shall ensure that the net receipt, after tax, to the Company in respect of the payment is the same as it would have been were the payment not subject to tax.

DLA Draft: 1 December 2016

10.	LIABILITY, INDEMNITY AND INSURANCE

10.1	To the fullest extent permitted by law, Aura shall not be liable to the Company for any costs, expenses, losses or damages (whether direct, indirect or consequential and whether economic or other) arising from the Company’s exercise of the rights granted to it under this Agreement, unless the said costs, expenses, losses or damages are directly caused by Aura’s breach of its representations and warranties in Section 5.

10.2	The Company shall indemnify Aura against all liabilities, costs, expenses, damages or losses, including any direct, indirect or consequential losses, loss of profit, loss of reputation and all interests, penalties and legal and other reasonable professional costs and expenses (each a “Claim”) suffered or incurred by Aura arising out of or in connection with the Company’s exercise of its rights granted under this Agreement or any breach by the Company of the terms of this Agreement, including any product liability claim relating to Products manufactured, supplied or put into use by the Company.

10.3	The Company shall not be required to indemnify Aura to the extent (but only to the extent) that a Claim results from Aura’s negligence or misconduct or a material defect in the Licensed Technology.

10.4	If any Third Party makes a claim, or notifies the Company of an intention to make a claim, against Aura which may reasonably be considered likely to give rise to a liability under this indemnity (a “Relevant Claim”), the Company shall:

(a)	as soon as reasonably practicable, give written notice of the Relevant Claim to Aura specifying the nature of the Relevant Claim in reasonable detail;

(b)	not make any admission of liability, agreement or compromise in relation to the Relevant Claim without the prior written consent of Aura;

(c)	give Aura and its professional advisers access at reasonable times (on reasonable prior notice) to its premises and its officers, directors, employees, agents, representatives or advisers, and to any relevant assets, accounts, documents and records within the power or control of the Company, so as to enable Aura and its professional advisers to examine them and to take copies for the purpose of assessing the Relevant Claim; and

(d)	subject to Aura providing security to the Company to the Company’s reasonable satisfaction against any claim, liability, costs, expenses, damages or losses which may be incurred, take such action as Aura may reasonably request to avoid, dispute, compromise or defend the Relevant Claim.

10.5	If a payment due from the Company under this Section is subject to tax (whether by way of direct assessment or withholding at its source), Aura shall be entitled to receive from the Company such amounts as shall ensure that the net receipt, after tax, to Aura in respect of the payment is the same as it would have been were the payment not subject to tax.

required insurance from a reputable insurance company authorized to do business in the PRC.

10.7	Nothing in this Agreement shall have the effect of excluding or limiting any liability for death or personal injury caused by negligence or for fraud.

DLA Draft: 1 December 2016

11.	TERMINATION AND LIABILITY FOR BREACH OF CONTRACT

11.1	Expiration

Unless earlier terminated pursuant to Sections 11.2, 11.3 or 11.4 the term of this Agreement (“Term”) shall commence on the Effective Date and shall continue until the Joint Venture Contract expires or is terminated.

11.2	Termination for Cause

A Party shall have the right to terminate this Agreement by providing written notice (“Termination Notice”) to the other Party if any of the following events occur:

(a)	any of the Parties (“Defaulting Party”) is in Breach of this Agreement and, where such default is capable of remedy, fails to remedy it within thirty (30) Days after the service of a written notice from the other Party (“Non-defaulting Parties”) of such default; or

(b)	the conditions or consequences of Force Majeure events (as hereinafter defined in Section 13.4) significantly interferes with the normal functioning of either Party and the Parties have been unable to find a solution for a period in excess of six (6) months.

(c)	any other reasons for termination stipulated in this Agreement have arisen.

11.3	Reorganization

Aura may, at its sole discretion, determine to have the rights and licenses granted to the Company under this Agreement be provided through a subsidiary or affiliate of Aura. For the avoidance of doubt, nothing in this Section shall affect Aura’ obligations under this Agreement.

11.4	Cessation of Business

This Agreement shall terminate immediately if:

(a) the Company becomes insolvent;

(b) a termination application is filed by the Company with the Examination and Approval Authority to liquidate the Company; or

(c) the Company has filed against it a petition under any bankruptcy code (or any similar petition under any insolvency law of any jurisdiction).

DLA Draft: 1 December 2016

11.5	Effect of Expiration or Termination

(a)	Upon expiration or termination of this Agreement, the Company shall (i) cease all use of the Licensed Technology, and (ii) immediately return or destroy or cause to be returned or destroyed (at Aura’ option) all tangible Confidential Information, all copies made available by or through the Company, molds, if supplied, and permanently erase all Confidential Information from any computer and storage media, return all equipment according to the terms of any such equipment supply contract, and certify in writing to Aura that it has complied with the requirements of this Section. In addition Aura shall have the right to purchase any inventory held by the Company.

(b)	The Company agrees that upon expiration or termination of this Agreement, Aura shall have a right of first refusal to purchase the Company’s ownership share of the Improvements. In the event that Aura elects to purchase the Company’s ownership share of the Improvements from the Company, Aura shall give written notice of its election to the Company. Within the [30-Day] period after the Company receives such written notice, the Parties shall negotiate a mutually agreeable agreement for the purchase of the Company’s ownership share of the Improvements.

(c)	Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, and the provisions of Sections 7 (Confidentiality), 9 (Third Party Infringement Actions Against the Company), 12 (Dispute Resolution), 11.5(a), and 11.5(b) shall survive the expiration or termination of this Agreement.

11.6	Nothing in this Section 11 shall prevent Aura from seeking an injunction against the Company or its Affiliates to prevent an infringement of any Licensed Technology or its IP.

11.7	If a Party (“Defaulting Party”) fails to perform any of its obligations under this Agreement or is in breach of any of the representations and warranties hereunder, such Party commits a material breach of this Agreement (“Breach”).

11.8	The Defaulting Party shall be liable for all losses, damages, costs or expenses whatsoever suffered or incurred by the other Parties including reasonable attorney fees (“Non-Defaulting Parties”).

12.	DISPUTE RESOLUTION

12.1	Consultations

In the event of any dispute, controversy or claim arising out of or in connection with the interpretation or implementation of this Agreement including without limitation any question regarding its existence, validity, interpretation, termination, or any claim for the threatened, alleged, or actual breach of this Agreement by either Party (each a “Dispute”), the Parties shall attempt in the first instance to resolve such dispute through friendly consultations. If the Dispute is not resolved in this manner within sixty (60) Days after the date on which one Party has served written notice on the other Party for the commencement of such consultations, then either Party may refer the Dispute to arbitration in accordance with the provisions of Section 12.2 hereof.

DLA Draft: 1 December 2016

12.2	Arbitration

In the event that a Dispute is not resolved through the consultations in Section 12.1, the Dispute shall be submitted to [the Hong Kong International Arbitration Centre (“HKIAC”) in Hong Kong], for arbitration under the Hong Kong International Arbitration Centre Administered Arbitration rules then in force, subject to the following:

(a)	any arbitration shall be conducted with three arbitrators; the Company and Aura each shall appoint one (1) arbitrator, with the third arbitrator to be appointed by [the HKIAC];

(b)	any arbitration proceedings commenced pursuant to this Agreement shall commence within ten (10) Days of the appointment of the arbitrators and shall conclude within fourteen (14) Days of such commencement, unless the proceedings are otherwise extended by mutual written agreement;

(c)	in reaching a decision, the arbitrator shall apply and adhere to the laws specified in Section 13.2 of this Agreement;

(d)	the arbitration shall be conducted in both Chinese and English; and

(e)	this Section 12.2 is without prejudice to each Party’s right to seek interim relief against the other Party (such as an injunction) through the courts to protect its rights and interests in respect of infringements of Intellectual Property rights.

12.3	Effect of Arbitration Award

Subject to Section 12.2(e), the arbitration award shall be final and binding on the Parties, and the Parties agree to be bound hereby and to act accordingly.

12.4	Costs

The costs of arbitration (including, without limitation, attorney fees) shall be borne by the Party as designated in the arbitration award.

12.5	Continuing Rights and Obligations

When any dispute occurs and when any dispute is under arbitration, except for the matters under dispute, the Parties shall continue to exercise their remaining respective rights, and fulfill their remaining respective obligations under this Agreement.

12.6	Waiver of Immunity

In any arbitration proceedings and any legal proceedings to enforce any arbitration award and in any legal action among the Parties pursuant to or relating to this Agreement, each Party expressly waives the defense of sovereign immunity and any other defense based on the fact or allegation that it is an agency or instrumentality of a sovereign state.

DLA Draft: 1 December 2016

13.	MISCELLANEOUS

13.1	Effectiveness

This Agreement shall take effect upon the execution of this Agreement by both Parties.

13.2	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of [the PRC], without regard to the conflicts of law principles thereof.

13.3	Further Assurances

Each Party shall (and shall use reasonable endeavors to procure that any Affiliate shall) at its own costs, from time to time on request, do all acts and/or execute all documents in a form reasonably satisfactory to the other Party which that other Party may reasonably consider necessary for giving full effect to this Agreement and securing to that other Party the full benefit of the rights, powers and remedies conferred upon that other Party pursuant to this Agreement.

13.4	Force Majeure

Neither Party shall be held liable or responsible to the other party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from causes beyond the reasonable control of the affected party including but not limited to fire, floods, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority.

13.5	No Assignment

Neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred (whether voluntarily, by operation of law, in connection with a change in control or otherwise) by Aura or the Company; provided, however, that Aura may, without such consent, assign this Agreement and its rights and obligations hereunder:

a.	in connection with the transfer or sale of all or substantially all of its business or assets related to this Agreement; or

b.	in the event of its merger, consolidation, change in control or other similar transaction.

Any permitted assignee shall assume all obligations of its assignor under this Agreement. Any purported assignment or transfer in violation of this Section 13.5 shall be void.

DLA Draft: 1 December 2016

13.6	Entire Agreement

This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied representations, agreements and understandings, either oral or written, heretofore made are expressly superseded by this Agreement.

13.7	Severability

If any provision of this Agreement should be or become fully or partially invalid, illegal or unenforceable in any respect for any reason whatsoever, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

13.8	No Partnership or Agency

Nothing in this Agreement shall be deemed to constitute a partnership between the Parties, nor constitute either Party the agent of the other Party or, in the case of the Company, any of Aura’s Affiliates, for any purpose.

13.9	Waiver

The waiver by a party of any right hereunder, or of any failure to perform or breach by the other party hereunder, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by the other party hereunder whether of a similar nature or otherwise.

13.10	Amendments

Any amendment to this Agreement shall not be binding on the Parties unless set out in writing, expressed to amend this Agreement and signed by authorized representatives of each of the Parties.

13.11	Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.12	Languages

This Agreement is signed in both English and Chinese. Both the English version and the Chinese version of this Agreement are of equal effect.

13.13	Notices

Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties to the other shall be in writing in the English language and addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor, and shall be effective upon receipt by the addressee.

DLA Draft: 1 December 2016

To Aura

Address:	10541 Ashdale Street Stanton California

Postal Code:	90680

Fax:

Attention:	CEO

To the Company

Address:

Postal Code:

Fax:

Attention:

IN WITNESS WHEREOF, the Parties or their duly authorized representatives have executed this Agreement on the Effective Date.

SIGNED by _________________, the authorized
representative, for and on behalf of
AURA systems, INC.
in the presence of

SIGNED by _________________, the authorized
representative, for and on behalf of
[Name of JV]

in the presence of

Company seal:

DLA Draft: 1 December 2016

Appendix 1 - Licensed Technology

[Aura to detail exactly what is being provided, e.g. manuals, programs, drawings, etc.]

1.	Engineering drawings of the generator components (not including the rotor)

2.	User manuals

3.	Installation manual

4.	Service manual

5.	Training manual

6.	Sales training manual

7.	Sales/marketing presentation

8.	Production equipment specifications

9.	Testing equipment specifications

10.	Production floor plan

DLA Draft: 1 December 2016

Appendix 2 - Components

Part A - Licensed Components

GENERATOR			licensed

	Housing Cast parts	Build to print	ok
	Stator and winding	Build to print	ok
	Vacuum impregnation	To specs	ok
	Cooling fans	Build to print	ok
	Cover	Build to print	ok
	Connecting block	Build to print	ok
	Shaft	Build to print	ok
	Power & signal cable	Build to print	ok

ECU

	Chassis Cast part	Build to print	ok
	Cover	Build to print	ok
	Chokes	Build to print	ok
	Bus bars	Build to print	ok
	Internal cable harness	Build to print	ok
	Speed sensor		ok
	All Circuit boards	Build to print	OK
	Thermo sensors		ok

ICS

	Chassis	Build to print	ok

Control Panel		Build to print	ok

DLA Draft: 1 December 2016

Part B - Aura Components

Not licensed to build

Rotor

All imbedded software

DLA Draft: 1 December 2016

Schedule 2 -AoLunTe Asset Contribution Agreement

1.	Land site consisting of about 32,000 square meters costing approximately	$1,180,000
2.	Construction of about 16,000 square meters of manufacturing facility costing approximately	$2,000,000
3	Construction of about 12,400 square meters of office and laboratory facility costing approximately	$3,000,000
4.	Furniture, fixtures and equipment costing approximately	$3,070,000
		$9,250,000
5.	Working Capital	$500,000
	Total USD	$9,750,000

DLA Draft: 1 December 2016

Schedule 3- Key Terms of Consulting Services Agreement

Aura and AoLunTe agree the following key terms shall be included in the Consulting Services Agreement (the “Agreement”):

●	Aura shall provide consulting services to the Joint Venture in accordance with the terms of the Agreement.

●	For a maximum period of six (6) months from the first day Aura provides the Consulting Service on request by AoLunTe, Aura agrees to provide up to 160 hours per month of technical support free of hourly charges. The Joint Venture shall reimburse Aura for all out-of-pocket costs and expenses, including (but not limited to)transportation, visa costs, lodging, venue and facility rental, meals and catering and other per diem subsistence costs that Aura incurs in performing its obligations to provide the technical support;

●	After the six(6) month period, the Joint Venture may, on an as-needed basis, contract with Aura for consulting services at Aura’s standard consulting hourly rate in effect at the time such services are rendered, unless agreed otherwise, in writing, by Aura and the Joint Venture. All other terms shall be mutually agreed upon by Aura and the Joint Venture.

●	Any intellectual property developed by Aura employees or agents, in collaboration with employees of the Joint Venture, shall be deemed exclusive property of Aura and shall be incorporated into and subject to the Technology License agreement between Aura and the Joint Venture. But the Joint Venture has the right to use such intellectual property freely. Aura shall not, with any reason, charge the Joint Venture any fee for using the intellectual property.

●	The Joint Venture shall pay for all travel, lodging, venue and facility rental, meals and catering and other per diem subsistence costs incurred by its employees.

●	In addition to any hourly charges for technical consulting, the Joint Venture shall reimburse Aura for all out-of-pocket costs and expenses, including (but not limited to)transportation, visa costs, lodging, venue and facility rental, meals and catering and other per diem subsistence costs that Aura incurs in performing its obligations to provide technical support under the Agreement.

DLA Draft: 1 December 2016

Schedule 4-Major Decisions

Except as otherwise provided in this Contract, a “Major Decision” is any decision regarding:

1)	any amendment of the Articles of Association;

2)	increase or decrease of the Registered Capital;

3)	any merger or division by the Joint Venture;

4)	any termination of this Joint Venture Contract;

5)	any dissolution or liquidation of the Joint Venture;

6)	any change in the form of legal organization of the Joint Venture;

7)	any change of the Business of the Joint Venture;

8)	increasing or reducing, or permitting to be increased or reduced the loan capital of the Joint Venture or granting any option to any person over any equity or loan capital of the Joint Venture;

9)	transfer, sale, lease, license or other manner of disposition of the Business or assets of the Joint Venture, in whole or in part, whether by a single transaction or series of transactions related or not;

10)	the acquisition of the business or assets, in all or in part, of any other company or entity;

11)	creating or issuing any debenture, mortgage, charge, lien, encumbrance or other security over any assets of the Joint Venture;

12)	acquisition or disposition of loan capital of any corporate (including that of the Joint Venture or any subsidiary) or entering into or terminate any partnership or profit sharing arrangement with any Person;

13)	establishment of subsidiaries;

14)	entering into any transaction that is not in the ordinary course of business and on an arm’s length basis;

15)	opening any bank accounts and establishment of procedures for withdrawing funds, applying for corporate credit cards, and issuing and signing checks;

16)	declaration and distribution of dividends;

17)	determination of the amounts to be allocated to each of the Three Funds (employee welfare funds);

18)	bringing any claim that may have a material impact on the Business of the Joint Venture;

19)	determining the powers, responsibilities, and remuneration of the General Manager and the Financial Controller as well as determining the powers and responsibilities of the Manufacturing VP, QA Manager, and other Management Personnel who may be appointed by the Board;

DLA Draft: 1 December 2016

20)	making a composition or arrangements with creditors;

21)	examining and approving significant reports including long-term business and production plans, annual operating plans and budgets, and financial reports;

22)	any change of its Auditor;

23)	selection of insurers and determination of insurance coverage and premium amounts for the Joint Venture;

24)	approval of any Affiliated Transaction;

25)	approval of any bidding for and investment into any New Products;

26)	approval of the basic by-laws of the Joint Venture, including without limitation the human resources management rules and the financial management rules;

27)	any capital expenditure (namely the purchase of any fixed assets or intangible assets, the useful year of which shall be no less than one (1) year) with an amount exceeding RMB 5,000,000;

28)	any transaction between the Joint Venture and a Person controlled by or under common control with or influenced materially and substantially, directly or indirectly, by the Director(s), Management Personnel or their immediate family members;

29)	any authority to be given to the Legal Representative for any action to be undertaken by the Legal Representative;

30)	granting or revoking any powers of attorney by the Joint Venture;

31)	entering into any agreement, commitment or arrangement to do any of the foregoing; and

32)	any uses of the Selected Mobile Power Products in conjunction with any other products or programs that have not been previously authorized by the Board;

33)	any other important matters in relation to the Joint Venture’s operation.

DLA Draft: 1 December 2016

Schedule 5- Securities Purchase Agreement

This SECURITIES PURCHASE AGREEMENT (the “Agreement”), is entered into this [_____] day of [__________], 2016, by and among Aura Systems, Inc., a Delaware corporation with principal place of business at [address] (the “Company”), and [________________________________], a corporation organized under the laws of [________________________________] with principal place of business at [address] (“the Purchaser”).

RECITALS

WHEREAS, the Company has authorized the issuance and sale of up to TEN MILLION (10,000,000) shares of Common Stock at a price per share of $0.20 (the “Subscription Shares”); and

WHEREAS, Purchaser wishes to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, the Subscription Shares, for an aggregate purchase price of Two Million Dollars] U.S. Dollars ($2,000,000.00); and

WHEREAS, payment for the Subscription Shares and the stock certificates evidencing the Subscription Shares shall be held in escrow by an escrow agent nominated by the Company (the “Escrow Agent”) pending the Closing, pursuant to a separate escrow agreement substantially in the form attached hereto as Exhibit A, dated of even date herewith and entered into by and among the Escrow Agent, the Company, and the Purchaser (the “Escrow Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Purchaser hereby agree as follows:

1. DEFINITIONS.

“Aggregate Purchase Price” means Two Million U.S. Dollars ($2,000,000.00.

“Applicable Laws” means all applicable provisions of all (i) constitutions, treaties, statutes, laws, rules, regulations and ordinances of any Governmental Authority and all common law duties, (ii) Consents of any Governmental Authority and (iii) orders, writs, decisions, rulings, judgments or decrees of any Governmental Authority binding upon, or applicable to, the Company or Purchaser, as the case may be.

“Business Day” means any day that is not a Saturday, a Sunday, or a day on which banking institutions in the City of Los Angeles, California, are authorized or required by law to close.

“Common Stock” means (i) the Company’s shares of common stock, $0.0001 par value per share, and (ii) any capital stock into which such common stock shall have been changed or any share capital resulting from a reclassification of such common stock.

“Consents” means all consents, approvals, authorizations, waivers, permits, grants, franchises, licenses, findings of suitability, exemptions or orders of, or any registrations, certificates, qualifications, declarations or filings with, or any notices to, any Governmental Authority or other Person.

DLA Draft: 1 December 2016

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, all as the same shall be in effect at the time.

“GAAP” means U.S. generally accepted accounting principles and practices set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, all as in effect on the date in question, applied on a basis consistent with prior periods.

“Governmental Authority” means any nation or government, and any state or political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including the SEC and any court, tribunal or arbitrator(s) of competent jurisdiction, and any other stock exchange or self-regulatory organization, including the OTC Bulletin Board and OTC Markets Inc.

“Initial Unit” means one unit consisting of 5,000,000 shares of Common Stock.

“Initial Unit Purchase Price” means one million U.S. Dollars ($1,000,000).

“Indebtedness” means, with respect to any Person and without duplication, (i) any indebtedness, liabilities or other obligations, contingent or otherwise, for borrowed money (whether in the form of a term loan, revolving line of credit, credit extension or otherwise); (ii) all obligations evidenced by any bonds, notes, debentures or similar instruments; (iii) all obligations to pay the deferred purchase or acquisition price of property or services (other than obligations to trade creditors incurred in the ordinary course of business that are not past due by more than ninety (90) days); (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights or remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (v) all capitalized lease obligations; (vi) all reimbursement and other obligations in respect of any letters of credit, bankers’ acceptances, bank guaranties, surety bonds (whether payment, performance or otherwise) and similar instruments, whether or not matured, issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings or payments; (vii) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, and (viii) all other obligations which are required to be classified as long-term liabilities on the balance sheet of such Person under GAAP. The Indebtedness of any Person shall include all recourse Indebtedness of any partnership or joint venture in which such Person is a general partner or joint venturer.

DLA Draft: 1 December 2016

“International Jurisdiction” means the applicable securities laws of the securities regulators having application in the jurisdiction in which the Purchaser is resident.

“Material Adverse Effect” means any event, matter, condition or circumstance which (a) has or could reasonably be expected to have a material adverse effect on or material adverse change in, as the case may be, the business, assets, condition (financial or otherwise), results of operations, properties (whether real, personal or otherwise), profitability or prospects of the Company; (b) could materially impair the ability of the Company to perform or observe its obligations under this Agreement or any other Transaction Document to which it is a party; (c) could materially impair the rights, powers or remedies of the Purchaser under this Agreement or any other Transaction Document; or (d) materially adversely affects the legality, binding affect, validity or enforceability of this Agreement or any other Transaction Document.

“Organizational Documents” means, collectively, with respect to any Person that is an entity, the articles of incorporation, certificate of incorporation, certificate of formation, articles of organization, bylaws, limited liability company agreement, operating agreement, partnership agreement and similar organizational documents of such Person, as applicable.

“Person” means any entity, corporation, company, association, joint venture, joint stock company, partnership, trust, organization, individual (including personal representatives, executors and heirs of a deceased individual), nation, state, government (including agencies, departments, bureaus, boards, divisions and instrumentalities thereof), trustee, receiver or liquidator, as well as any syndicate or group that would be deemed to be a Person under Section 13(d)(3) of the Exchange Act. “SEC” means the Securities and Exchange Commission, or any successor agency.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, all as the same shall be in effect at the time.

“Stockholder Approval” means the Company’s receipt of affirmative approval of the Company’s stockholders at a special or annual meeting of its stockholders of resolutions (1) electing a new board of at least seven (7) directors; and (ii) approving an amendment to the Articles of Incorporation to effect up to a 1-for-7 reverse stock split of the Common Stock.

“Subsequent Unit” means unit consisting of 5,000,000 shares of Common Stock (pre 7:1 reverse split)

“Subsequent Unit Purchase Price” means one million Dollars ($1,000,000.00)

“Subsequent Subscription Dates” means the third (3rd) Business Day following the date of the Company’s receipt of Stockholder Approval.

“Shares” means any shares of, or securities convertible into or exercisable for any shares of, any class of the Company’s capital stock.

DLA Draft: 1 December 2016

“Subsidiaries” means any Person in which the Purchaser, directly or indirectly, (i) owns any of the outstanding capital stock or holds any equity or similar interest of such Person or (ii) controls or operates all or any part of the business, operations or administration of such Person, and each of the foregoing, is individually referred to herein as a “Subsidiary.”

“Tax” or “Taxes” means all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any governmental body or payable under any tax-sharing agreement or any other contract.

“Transaction Documents” means, collectively, this Agreement, the Escrow Agreement, and each of the other agreements and instruments entered into or delivered by any of the parties hereto in connection with the transactions contemplated hereby and thereby, as may be amended from time to time.

“U.S. Person” shall have the meaning ascribed thereto in Rule 902 of Regulation S promulgated under the Securities Act and for the purpose of this Agreement includes, without limitation: (a) any citizen of the United States of America, (b) any natural person resident in the United States of America; (c) any partnership or corporation organized or incorporated under the laws of the United States of America; (d) any estate of which any executor or administrator is a U.S. Person; (e) any trust of which any trustee is a U.S. Person; (f) any agency or branch of a foreign entity located in the United States of America; (g) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. Person; (h) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States of America; and (i) any partnership or corporation if: (1) organized or incorporated under the laws of any foreign jurisdiction; and (2) formed by a U.S. Person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a) under the Securities Act) who are not natural persons, estates or trusts.

DLA Draft: 1 December 2016

2. PURCHASE AND SALE OF SUBSCRIPTION SHARES; CLOSING.

2.1. Sale and Purchase of Initial Unit. The Company hereby sells to Purchaser and Purchaser hereby irrevocably subscribes for and agrees to purchase from Company the Initial Unit for the Initial Unit Purchase Price. Subject to the satisfaction (or waiver) of the conditions set forth in the Escrow Agreement and in Sections 7 and 8 below, the Company shall sell and issue to Purchaser, and Purchaser shall purchase from the Company on the Closing Date the Initial Unit for the Initial Unit Purchase Price.

2.2. Sale and Purchase of Subsequent Units. On the Subsequent Subscription Date, the Company agrees to sell to Purchaser, and Purchaser irrevocably subscribes for and agrees to purchase from Company the Subsequent Unit for the Subsequent Unit Purchase Price. Subject to the satisfaction (or waiver) of the conditions set forth in Sections 7 and 8 below, the Company shall sell and issue to Purchaser, and Purchaser shall purchase from the Company on the Subsequent Subscription Date the Subsequent Unit for the Subsequent Unit Purchase Price.

2.3 Closing. The closing (the “Closing”) of the purchase of the Initial Unit by the Purchaser under this Agreement shall occur at 10:00 a.m., California time, at the offices of the Company’s legal counsel on the first (1st) Business Day on which the last of all of the conditions precedent set forth in Sections 7 and 8 below are satisfied or waived or such other Business Day as may be mutually agreed upon by the Company and Purchaser (such date being referred to as the “Closing Date”).

2.4. Payment of Initial Unit Purchase Price; Delivery of Initial Unit. At the Closing: (i) Purchaser shall: (1) duly execute this Agreement and each of the other Transaction Documents to which it is a party and deliver the same to both the Company and Escrow Agent; and (2) by wire transfer of immediately available funds in accordance with the Escrow Agent’s written wire instructions, pay the Initial Unit Purchase Price to the Escrow Agent for the Initial Unit; and (ii) the Company shall (a) duly execute this Agreement and each of the other Transaction Documents to which it is a party and deliver the same to both the Purchaser and Escrow Agent; and (b) deliver to the Escrow Agent a certificate representing the Initial Unit.

2.5. Payment of Subsequent Unit Purchase Price; Delivery of Subsequent Unit. On the Subsequent Subscription Date: (i) Purchaser shall direct the Subsequent Unit Escrow agent to, by wire transfer of immediately available funds in accordance with the Company’s written wire instructions, pay the Subsequent Unit Purchase Price to the Company for the Subsequent Unit; and (ii) the Company shall deliver to the Subsequent Unit Escrow agent a certificate representing the Subsequent Unit.

3. COVENANTS OF PURCHASER. Purchaser covenants, acknowledges and agrees as follows:

3.1. No Registration. The Subscription Shares being acquired hereunder have not been registered under the Securities Act, any foreign law or regulation, or under any “blue sky” securities laws of any state of the United States and are characterized as “restricted securities” inasmuch as such Subscription Shares are being acquired from the Company in a transaction not involving a public offering within the meaning of the Securities Act. Such Subscription Shares may not be offered or sold in the United States or to any U.S. Person except pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in each case only in accordance with applicable state and provincial securities laws. Neither the Company nor any other Person is under any obligation to register the Subscription Shares under the Securities Act or any foreign laws or regulations or any “blue sky” securities laws of any state of the United States or to comply with the terms and conditions of any exemption thereunder. The Company will refuse to register any purported transfer of any of the Subscription Shares not made in accordance with the provisions of Regulation S promulgated under the Securities Act, pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

DLA Draft: 1 December 2016

3.2. Independent Investigation. Purchaser has conducted its own independent investigation of the Company and to the extent deemed necessary or advisable by Purchaser, has retained and relied upon qualified professional advice regarding the investment, tax and legal merits and consequences of this Agreement and an investment in the Subscription Shares, including without limitation, resale restrictions applicable to the Subscription Shares and compliance with applicable laws of the jurisdiction in which Purchaser is resident in connection with the distribution of the Subscription Shares hereunder. Purchaser’s decision to execute this Agreement and purchase the Subscription Shares has not been based upon any oral or written representation made by or on behalf of the Company and such decision is based solely upon Purchaser’s own investigation of the Company and a review of information regarding the Company. Purchaser and its advisors, if any, have had a reasonable opportunity to ask questions of and receive answers from the Company, including its executive officers, regarding the transaction contemplated by this Agreement and to obtain such information about the Company and the transaction contemplated by this Agreement as deemed necessary or advisable by Purchaser and its advisors. Purchaser and its advisors have been furnished with all materials relating to the business, finances and operations of the Company and with all materials relating to the offer and sale of the Subscription Shares which have been requested by Purchaser or its advisors, except to the extent that the same does not exist or cannot be obtained by the Company without undue expense or effort.

3.3. Reliance on Representations and Warranties. The Purchaser understands that the Subscription Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and applicable state securities laws, including Regulation S promulgated under the Securities Act of 1933, as amended. Such exemption depends, in part, on the accuracy and truthfulness of the representations of Purchaser made in this Agreement and the other Transaction Documents. The Company is relying upon the truth and accuracy of such representations, warranties, agreements, acknowledgments, and understandings of Purchaser set forth herein and therein in order to determine the applicability of such exemptions and the suitability of the Purchaser to acquire the Subscription Shares.

3.4. No Sale to Non-US Persons. None of the Subscription Shares may be offered or sold to a U.S. Person or for the account or benefit of a U.S. Person prior to the end of the expiration of the Restricted Period or as otherwise permitted under the Securities Act, specifically Regulation S, and Applicable Law.

DLA Draft: 1 December 2016

3.5. No Government Review. Neither the SEC nor any other securities commission or similar regulatory authority has reviewed or passed on, or made any recommendation or endorsement of, the merits of any of the Subscription Shares or the fairness or suitability of any investment in the Subscription Shares.

3.6. Subsequent Unit Purchase Price Escrow. Prior to the Closing, Purchaser shall establish an escrow account in the United States with an escrow agent reasonably acceptable to the Company (the “Subsequent Unit Escrow”). On the Closing Date, Purchaser shall deposit the Subsequent Unit Purchase Price in the Subsequent Unit Escrow. The terms of the Subsequent Unit Escrow shall require at a minimum that: (1) the Subsequent Unit Escrow agent maintain in the Purchaser’s name the Subsequent Unit Purchase Price until the Subsequent Subscription Date; and (2) upon delivery by the Company to the Subsequent Unit Escrow agent of a certificate representing the Subsequent Unit, the Subsequent Unit Escrow agent shall immediately pay the Subsequent Unit Purchase Price to the Company.

4. PURCHASER’S REPRESENTATIONS AND WARRANTIES. Purchaser represents and warrants (which representations and warranties shall survive the Closing Date) to the Company that:

4.1. Organization; Authority. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of [the People’s Republic of China] and has the requisite power and authority to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted. Each of Purchaser’s Subsidiaries are entities duly organized and validly existing and in good standing under the laws of the respective jurisdiction in which it is formed, and has the requisite power and authorization to own its respective properties and to carry on its business as now being conducted and as presently proposed to be conducted. Purchaser has all requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party and otherwise to carry out its obligations hereunder and thereunder. Purchaser and each of its Subsidiaries is duly qualified to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary.

4.2. Truthfulness of Information. All information which has been furnished to the Company with respect to Purchaser and Purchaser’s Subsidiaries (including, without limitation, information relating to financial position, jurisdiction, and business experience) is correct and complete. The Company and others may rely upon the truth and accuracy of the acknowledgements, representations, warranties, covenants and agreements contained in this Agreement, and Purchaser agrees that if any of such acknowledgements, representations and agreements are no longer accurate or have been breached, the Purchaser shall promptly notify the Company in writing of such.

4.3. Foreign Status. Purchaser and each Purchaser Subsidiary is not a U.S. Person. At the time of the origination of contact concerning this Agreement Purchaser and each Purchaser Subsidiary was, and on the date of the execution and delivery of this Agreement the Purchaser is, outside of the United States.

DLA Draft: 1 December 2016

4.4. Purchase for Own Account; No Contemplated Distribution. Purchaser is not an underwriter of, or dealer in, the shares of the Company’s common stock, nor is the Purchaser participating, pursuant to a contractual agreement or otherwise, in the distribution of the Subscription Shares. Purchaser is acquiring the Subscription Shares for its own account (and not for the account or benefit of, directly or indirectly, any U.S. Person) and not with a view towards, or for resale in connection with, the public sale or distribution thereof. No other Person has a direct or indirect beneficial interest in the Subscription Shares. Purchaser will not, during the period commencing on the date of issuance of the Subscription Shares and ending on the 12-month anniversary of such date, or such shorter period as may be permitted by Regulation S or other applicable securities law (“Restricted Period”), directly or indirectly offer, sell, pledge or otherwise transfer the Subscription Shares in the United States, or to a U.S. Person for the account or benefit of a U.S. Person, or otherwise in a manner that is not in compliance with Regulation S. Neither Purchaser nor any of Purchaser’s Subsidiaries was formed for the purpose of purchasing the Subscription Shares.

4.5. No Hedging or Short Selling. Purchaser has not in the United States, engaged in, and prior to the expiration of the Restricted Period will not engage in, any short selling of or any hedging transaction with respect to the Subscription Shares, including without limitation, any put, call or other option transaction, option writing or equity swap.

4.6. Authorized Transfers. Purchaser will, after expiration of the Restricted Period, offer, sell, pledge or otherwise transfer the Subscription Shares only pursuant to registration under the Securities Act or an available exemption therefrom and, in accordance with all Applicable Laws.

4.7. No Directed Selling Efforts. Purchaser has not acquired the Subscription Shares as a result of, and Purchaser neither has nor will engage, either directly or indirectly, in any “directed selling efforts” (as defined in Rule 902(b) of Regulation S promulgated under the Securities Act) in the United States in respect of any of the Subscription Shares, which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of any of the Subscription Shares. Such activity includes, without limitation, the mailing of printed material to investors residing in the United States, the holding of promotional seminars in the United States, and the placement of advertisements with radio or television stations broadcasting in the United States or in publications for the general circulation in the United States that refer to the offering of the Subscription Shares in reliance on Regulation S.

4.8. No Scheme to Evade Registration. The Purchaser’s acquisition of the Subscription Shares is not a transaction (or any element of a series of transactions) that is part of a scheme or plan to evade the registration provisions of the Securities Act or other Applicable Law.

DLA Draft: 1 December 2016

4.9. Validity; Enforcement. The performance of this Agreement and of each of the Transaction Documents to which Purchaser or Purchaser’s Subsidiaries is a party, and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Purchaser and its Subsidiaries (as applicable) and this Agreement and of each of the Transaction Documents to which Purchaser or any of Purchaser’s Subsidiaries is a party has been duly and validly authorized, executed and delivered on behalf of Purchaser or such Subsidiary (as applicable). At the Closing and at the Subsequent Subscription Date, this Agreement and each Transaction Document to which Purchaser is a party will be a legal, valid and binding obligation of Purchaser under Applicable Laws, including the laws of the International Jurisdiction, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability and except as rights of indemnity or contribution may be limited by federal or state securities or other laws or the public policy underlying such laws. At the Closing and at the Subsequent Subscription Date, the Transaction Documents to which each Subsidiary of Purchaser is a party will be duly executed and delivered by each such Subsidiary, and shall constitute the legal, valid and binding obligations of each such Subsidiary, enforceable against each such Subsidiary in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law.

4.10. Purchaser Sophistication; Professional Advice. Purchaser is aware that an investment in the Company is speculative and involves certain risks, including the possible loss of the entire investment. Purchaser is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act and by reason of Purchaser’s business and financial experience, Purchaser has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the investment in the Subscription Shares, has the capacity to protect its own interests, and is able to bear the economic risk of such investment for an indefinite period of time, including without limitation the complete loss of such investment. Purchaser is knowledgeable of, or has been independently advised as to, the applicable securities laws of the International Jurisdiction which would apply to the acquisition of the Subscription Shares. Purchaser is permitted to purchase the Subscription Shares under the Applicable Laws of the International Jurisdiction to which it is subject and such laws do not require the Company or Purchaser, as the case may be, to make any filings or seek any approvals of any kind whatsoever in the International Jurisdiction in connection with the issue and sale or resale of any of the Subscription Shares. Purchaser will, if requested by the Company, prior to the Closing and the Subsequent Subscription Date, and at Purchaser’s sole cost and expense, deliver to the Company a certificate or opinion of local counsel from the International Jurisdiction which will confirm the matters referred to in this Paragraph 4.10 to the reasonable satisfaction of the Company (the “Opinion of Purchaser’s Counsel”).

4.11. No Conflicts. The execution, delivery and performance of this Agreement and each of the Transactional Documents by the Purchaser and its Subsidiaries, and the consummation by Purchaser and its Subsidiaries of the transactions contemplated hereby and thereby, do not violate and will not result in or cause (upon the giving of notice or the passage of time or both) a default or violation under (i) the Organizational Documents of Purchaser or any of its Subsidiaries, (ii) any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which Purchaser or any of its Subsidiaries is a party or (iii) any Applicable Law applicable to Purchaser or any of its Subsidiaries or by which any property or asset of the Purchaser or any of its Subsidiaries is bound or affected, including without limitation Applicable Law of the International Jurisdictions to which the Purchaser or any of its Subsidiaries is subject.

DLA Draft: 1 December 2016

4.12. Consents. The execution and delivery by Purchaser of this Agreement and each of the Transaction Documents to which it is a party, and the consummation by Purchaser of the transactions contemplated hereby and thereby, do not and will not require the Consent of any Governmental Authority or any other Person, including without limitation any Governmental Authority or Person in the Internationals Jurisdiction to which the Company and any of its Subsidiaries is subject, other than Consents that have already been obtained or made.

4.13. Brokers. Neither the Purchaser, nor any of its Subsidiaries or affiliates, nor any Person acting on its or their behalf has paid or is obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement, any Transaction Document or any of the transactions contemplated hereby and thereby.

4.14. No Solicitation. No Subscription Shares were offered or sold to Purchaser by means of any form of general solicitation or general advertising, and in connection therewith Purchaser has not (i) received or reviewed any advertisement, article, notice or other communication published in a newspaper or magazine or similar media or broadcast over television or radio whether closed circuit, or generally available, or (ii) attended any seminar meeting or industry investor conference whose attendees were invited by any general solicitation or general advertising.

5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Purchaser that:

5.1. Organization and Qualification. The Company is duly organized and validly existing and in good standing under the laws of the State of Delaware, and has the requisite power and authorization to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted.

5.2. Authorization; Enforcement; Validity. The Company has the requisite power and authority to execute, deliver, carry out and perform its obligations under this Agreement and each other Transaction Document to which it is a party, including, the power and authority to sell, issue and deliver the Subscription Shares. This Agreement has been duly executed and delivered by the Company and, at the Closing and the Subsequent Subscription Date, each of the Subscription Shares and the Transaction Documents to which the Company is a party and which is delivered as of that date will be duly executed and delivered by the Company. At the Closing, this Agreement and each Transaction Document will be a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and except as rights of indemnity or contribution may be limited by federal or applicable state securities laws or the public policy underlying such law.

5.3. Issuance of Subscription Shares. The issuance of the Subscription Shares has been, or by the time of the Closing or Subsequent Subscription Date (as applicable), will be, duly authorized, and upon issuance in accordance with the terms of the Transaction Documents will be validly issued, fully paid and non-assessable, and free from all preemptive or similar rights, taxes, liens, charges and other encumbrances with respect to the issue thereof.

DLA Draft: 1 December 2016

5.4. No Conflicts. The execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby does not and will not (upon the giving of notice or the passage of time or both): (i) result in a violation of the Company’s Organizational Documents, (ii) conflict with, or constitute a default under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party or (iii) result in a violation of any Applicable Law applicable to the Company or by which any property or asset of the Company is bound or affected except to the extent such violations or conflict could not reasonably be expected to have a Material Adverse Effect.

5.5. No General Solicitation; Brokers. Neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising in connection with the offer or sale of the Subscription Shares. The Company has not paid nor is obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary, in connection with this Agreement or any other Transaction Documents or any of the transactions contemplated hereby or thereby.

5.6. No Additional Agreements. The Company does not have any agreement or understanding with Purchaser with respect to the transactions contemplated by this Agreement or the other Transaction Documents other than as specified herein and therein.

5.7. Refusal of Registration. The parties hereby acknowledge and agree that the Company shall be required, as a term of this contract, to refuse to register any transfer of the Subscription Shares not made in accordance with the provisions of Regulation S, or pursuant to an effective registration, or another exemption from registration, under the Securities Act.

5.8. SEC Documents; Financial Statements. Except as set forth in Schedule 1 of the Disclosure Letter, since February 2006, the Company has filed when due (including any applicable extensions) all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). All such SEC Documents are available online through the EDGAR system. Except to the extent that any SEC Document has been revised or superseded by a later-filed SEC Document, as of their respective dates: (i) the SEC Documents complied in all material respects with the requirements of the Securities Act or 1934 Act, as the case may be; (ii) the financial statements of the Company included in the SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing. The financial statements of the Company included in the SEC Documents have been prepared in accordance with U.S. generally accepted accounting principles, consistently applied, during the periods involved (except (a) as may be otherwise indicated in such financial statements or the notes thereto, or (b) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material, either individually or in the aggregate). No other information provided by or on behalf of the Company to the Purchaser which is not included in the SEC Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein not misleading, in the light of the circumstance under which they are or were made.

DLA Draft: 1 December 2016

5.9. Requested Disclosure. The Company has provided the Purchaser with all information requested by the Purchaser in connection with its decision to purchase the Subscription Shares. Neither this Agreement, the exhibits and schedules hereto, the other Transaction Documents nor any other document delivered by the Company to Purchaser in connection herewith or therewith or with the transactions contemplated hereby or thereby, contain any knowingly untrue statement of a material fact nor omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

5.10. Equity Capitalization. As of the date hereof, the authorized capital stock of the Company consists solely of 150,000,000 shares of Common Stock, of which, 113,985,916 shares are issued and outstanding and 15,000,000 shares are reserved for issuance. All of such outstanding shares are duly authorized and have been, or upon issuance will be, validly issued and are fully paid and non-assessable. As of the date hereof, approximately 26,000,000 shares of the Company’s issued and outstanding Common Stock are owned by Persons who are “affiliates” (as defined in Rule 405 of the Securities Act and calculated based on the assumption that only officers, directors and holders of at least 10% of the Company’s issued and outstanding Common Stock are “affiliates” without conceding that any such Persons are “affiliates” for purposes of federal securities laws) of the Company. Except as set forth in the SEC Documents or in Schedule 2 attached to the Disclosure Letter: (i) none of the Company’s capital stock is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company or contracts, commitments, understandings or arrangements by which the Company is or may become bound to issue additional capital stock of the Company or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company; (iii) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing Indebtedness of the Company or by which the Company is or may become bound; (iv) there are no financing statements securing obligations in any amounts filed in connection with the Company; (v) there are no agreements or arrangements under which the Company is obligated to register the sale of any of their securities under the Securities Act; (vi) there are no outstanding securities or instruments of the Company which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company is or may become bound to redeem a security of the Company; and (vii) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Subscription Shares.

DLA Draft: 1 December 2016

5.11. Transactions With Affiliates. Except as set forth in the SEC Documents or in Schedule 3 of the Disclosure Letter, none of the officers, directors, employees or “affiliates” (as defined in Rule 405 of the Securities Act and calculated based on the assumption that only officers, directors and holders of at least 10% of the Company’s issued and outstanding Common Stock are “affiliates” without conceding that any such Persons are “affiliates” for purposes of federal securities laws) of the Company is presently a party to any agreement, transaction, financial or other arrangement, obligation or commitment with the Company other than for the payment of employment compensation in the ordinary course of business or other ordinary course services. The Company has not loaned or advanced funds to any officer, director, employee or stockholder of the Company.

5.12. Indebtedness. Except as set forth in the SEC Documents or in Schedule 4 of the Disclosure Letter, the Company (i) does not have any outstanding Indebtedness, and (ii) is not in violation of any term of, or in default under, any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect.

5.13. Absence of Litigation. Except as set forth in the SEC Documents or in Schedule 5 of the Disclosure Letter, there is no action, suit, proceeding, inquiry or investigation before or by any court or Governmental Authority pending or, to the knowledge of the Company, threatened against the Company or any of the Company’s officers or directors. There is not in effect any order, judgment, decree, injunction or ruling of any Governmental Authority against, relating to or affecting the Company or any officer, or director thereof, enjoining, barring, suspending, prohibiting or otherwise limiting the same from conducting or engaging in any aspect of the business of the Company. The Company is not in default under any order, judgment, decree, injunction or ruling of any Governmental Authority, nor is the Company subject to or a party to any order, judgment, decree or ruling arising out of any action, suit, arbitration or other proceeding under any Applicable Laws, respecting antitrust, monopoly, restraint of trade, unfair competition or similar matters.

5.14. Use of Initial Unit Proceeds. The Company shall use the proceeds from the sale of the Initial Unit for the purposes set forth in Schedule 6 attached to the Disclosure Letter and for no other purposes.

DLA Draft: 1 December 2016

6. LEGENDS.

6.1. Legends. Purchaser understands and agrees that upon the issuance of the Subscription Shares, and until such time as no longer required under Applicable Law, including the Securities Act, each certificate representing the Subscription Shares shall bear restrictive legends in substantially the following form (and a stop-transfer order may be placed against transfer of the Subscription Shares):

“THE SECURITIES REPRESENTED HEREBY HAVE BEEN OFFERED IN AN OFFSHORE TRANSACTION TO A PERSON WHO IS NOT A U.S. PERSON (AS DEFINED IN REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”)) PURSUANT TO REGULATION S UNDER THE SECURITIES ACT (“REGULATION S”).”

“NONE OF THE SECURITIES REPRESENTED HEREBY HAS BEEN REGISTERED UNDER THE SECURITIES ACT, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED IN REGULATION S ) OR TO U.S. PERSONS (AS DEFINED IN REGULATION S) EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, AND IN EACH CASE ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

Any other legend required to be placed thereon by Applicable Law.

6.2 Stop-Transfer. Purchaser consents to the Company making a notation on its records or giving instructions to any transfer agent of the Company in order to implement the restrictions on transfer of the Subscription Shares. The Purchaser understands that the transfer agent for the Company will be instructed to place a “stop transfer” order against the Subscription Shares and the Company will refuse to register and cause its transfer agent to refuse to register any transfer of the Subscription Shares not made in accordance with the provisions of Regulation S or pursuant to registration under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act. Any proposed transfer is subject to the right of the Company to require a certificate of transfer from the Purchaser and the proposed transferee with respect to the compliance of the proposed transfer with applicable U.S. federal and state securities laws and, in the Company’s discretion, the delivery of an opinion of counsel satisfactory to the Company with respect to the proposed transaction in form and substance satisfactory to the Company.

DLA Draft: 1 December 2016

7. CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL. The obligations of the Company to consummate the transactions contemplated hereby, including the obligation to issue and sell the Subscription Shares, is subject to the following conditions precedent, each of which shall be satisfied or waived in the sole and absolute discretion of the Company on or prior to the Closing Date or the Subsequent Subscription Date (as applicable):

7.1. Execution of Documents. Purchaser shall have duly executed this Agreement and each of the other Transaction Documents to which it is a party and delivered the same to the Company and Escrow Agent.

7.2. Payment for Subscription Shares. Purchaser shall have delivered (a) to the Escrow Agent the Initial Unit Purchase Price for the Initial Unit being purchased by Purchaser at the Closing or (b) to the Subsequent Unit Escrow agent the Subsequent Unit Purchase Price for the Subsequent Unit being purchased by Purchaser on the Subsequent Subscription Date, as the case may be.

7.3. Representations and Warranties. The representations and warranties of Purchaser shall be true and correct in all material respects as of the date when made and as of the Closing Date and as of the Subsequent Subscription Date as though originally made at that time (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such date), and Purchaser shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement and the other Transaction Documents to be performed, satisfied or complied with by Purchaser at or prior to the Closing Date and the Subsequent Subscription Date (as the case may be), including without limitation, delivery to the Company of the Opinion of Purchaser’s Counsel.

7.4. Purchase Permitted by Applicable Law. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall not be prohibited by or violate any Applicable Laws, including the laws of any International Jurisdiction to which the Purchaser and its Subsidiaries are subject, and shall not be enjoined (temporarily or permanently) under, or prohibited by or contrary to, any injunction, order, decree or ruling of any Governmental Agency or other Person.

8. CONDITIONS TO PURCHASER’S OBLIGATION TO PURCHASE. The obligation of Purchaser hereunder to purchase the Initial Unit at the Closing and the Subsequent Unit at the Subsequent Subscription Date is subject to the following conditions precedent, each of which shall be satisfied or waived in the sole and absolute discretion of the Purchaser on or prior to the Closing Date or Subsequent Subscription Date as the case may be:

8.1. Closing Documents. The Company shall have duly executed and delivered to Purchaser and Escrow Agent each of the Transaction Documents to which it is a party and the Company shall have duly executed and delivered to the Escrow Agent a certificate evidencing the Initial Unit or Subsequent Unit, as the case may be.

8.2. Representations and Warranties. Each of the representations and warranties made by the Company in this Agreement shall be true and correct in all material respects as of the date when made and as of the Closing Date as though originally made at that time and the Company shall have performed, satisfied and complied in all material respects with each of the covenants and obligations of the Company in this Agreement to be performed or satisfied by it on or prior to the Closing Date or the Subsequent Subscription Date as applicable.

DLA Draft: 1 December 2016

9. INDEMNIFICATION.

9.1. Indemnification. (a) Purchaser will defend, indemnify and hold harmless the Company and the Company’s directors, officers, employees, agents, attorneys, advisors and shareholders (collectively, the “Company Indemnitees”) from and against any and all losses, costs, penalties, fees, liabilities, claims, damages and expense whatsoever (including, but not limited to, any and all fees, costs and expenses reasonably incurred in investigating, preparing or defending against any claim, lawsuit, administrative proceeding or investigation whether commenced or threatened) (the “Indemnified Liabilities”) arising out of, based upon, or relating to: (i) any misrepresentation or omission made by Purchaser herein or in any other Transaction Document; (ii) any breach (or threatened breach) of any representation, warranty, covenant, agreement, acknowledgement or obligation of the Purchaser contained herein or in any other Transaction Document; and (iii) any document furnished by Purchaser to the Company in connection with this Agreement or any of the other Transaction Documents. To the extent that the foregoing undertaking by the Purchaser may be unenforceable for any reason, the Purchaser shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under Applicable Law.

(b) Promptly after receipt by any Indemnitee of notice of any demand, claim or circumstances which would or might give rise to a claim or the commencement of any action, proceeding or investigation in respect of which indemnity may be sought pursuant to this Section 9, such Indemnitee shall promptly notify the Purchaser in writing and the Purchaser shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnitee, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Indemnitee so to notify the Purchaser shall not relieve the Purchaser of its obligations hereunder except to the extent that the Purchaser is actually and materially prejudiced by such failure to notify. In any such proceeding, any Indemnitee shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless: (i) the Purchaser and the Indemnitee shall have mutually agreed to the retention of such counsel; (ii) the Purchaser shall have failed promptly to assume the defense of such proceeding and to employ counsel reasonably satisfactory to such Indemnitee in such proceeding; or (iii) in the reasonable judgment of counsel to such Indemnitee, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Purchaser shall not be liable for any settlement of any proceeding effected without its prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld, delayed or conditioned, the Purchaser shall not effect any settlement of any pending or threatened proceeding in respect of which any Indemnitee is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnitee from all liability arising out of such proceeding.

DLA Draft: 1 December 2016

10. MISCELLANEOUS.

10.1. Governing Law. IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE (WITHOUT REGARD TO CHOICE OF LAW OR CONFLICTS OF LAW PROVISIONS) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

10.2. Consent to Jurisdiction and Venue. ANY SUIT, LEGAL ACTION OR SIMILAR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF CALIFORNIA SITTING IN THE CITY OF LOS ANGELES OR, IF SUCH COURTS DO NOT HAVE JURISDICTION, THEN IN THE COURTS OF THE UNITED STATES FOR THE CENTRAL DISTRICT OF CALIFORNIA SITTING IN THE CITY OF LOS ANGELES. PURCHASER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, THAT SUCH SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE OF SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.

10.3. Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.

10.4. Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such signature page shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such signature page were an original thereof.

10.5. Attorneys Fees. In any action, suit or other proceeding arising from or relating to this Agreement, the prevailing party shall be entitled to recover its attorneys’ fees and expenses incurred in connection therewith.

10.6. Headings; Gender. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. Unless the context clearly indicates otherwise, each pronoun herein shall be deemed to include the masculine, feminine, neuter, singular and plural forms thereof. The terms “including,” “includes,” “include” and words of like import shall be construed broadly as if followed by the words “without limitation.” The terms “herein,” “hereunder,” “hereof” and words of like import refer to this entire Agreement instead of just the provision in which they are found.

DLA Draft: 1 December 2016

10.7. Severability. If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.

10.8. Entire Agreement. This Agreement, the Subscription Shares, the other Transaction Documents and the schedules and exhibits attached hereto and thereto and the instruments referenced herein and therein constitute the entire understanding and agreement between the Purchaser and the Company with respect to the subject matter hereof and thereof and supersede all other prior oral or written agreements, understandings, negotiations, discussions and undertakings between the Purchaser and the Company relating to the subject matter hereof or thereof.

10.9. Publicity. Each party will consult with the other before issuing, and provide each other the opportunity to review, comment upon and concur with and use reasonable efforts to agree on, any press release or other public statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make such other public announcement prior to such consultation, provided however, that either party may make such statements and release such information without prior consultation as such party reasonably determines is required under Applicable Laws, including without limitation, for purposes of complying with the securities laws of the United States.

10.10. Consent to Amendments. No provision of this Agreement or the other Transaction Documents may be amended, supplemented, or otherwise modified other than by an instrument in writing signed by the Company and the Purchaser.

10.11. Waiver; Cumulative Remedies. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party. The Company has not, directly or indirectly, made any agreements with Purchaser relating to the terms or conditions of the transactions contemplated by the Transaction Documents except as set forth in the Transaction Documents. No failure or delay on the part of any party to this Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

DLA Draft: 1 December 2016

10.12. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and in the English language and shall be deemed given and effective on the earliest of (i) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile prior to 3:00 p.m. California time on a Business Day, (ii) the second Business Day after the date of transmission, if such notice or communication is delivered via facsimile on a day which is not a Business Day or later than 3:00 p.m. California time on a Business Day; (iii) the third Business Day following the date of mailing, if sent by internationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given, in each case properly addressed to the party to receive the same and, provided confirmation of transmission, deposit, or delivery, as the case may be, is mechanically or electronically generated and kept on file by the sending party. The addresses, and facsimile numbers for such communications shall be:

If to the Company:

Aura Systems, Inc.
10541 Ashdale Street
Stanton California 90680

United States of America
Attention: Chief Executive Officer
Telephone: (310) 643-5300
Facsimile: (310) 643-7457

If to Purchaser:

[name]

[address]

[address]

Attention:

Telephone:

Facsimile:

or at such other address or addresses or facsimile number and/or to the attention of such other Person as the recipient party may specify by written notice given in accordance with this Section 10.12.

10.13. Successors and Assigns. Neither party shall sell, assign, transfer or delegate any of its rights or obligations hereunder or under any other Transaction Document, or any interest herein or therein, by operation of law or otherwise, without the prior written consent of the other party, provided however, that Purchaser may sell, offer or transfer its interests in the Subscription Shares to the extent provided by, and in accordance with, Applicable Law. Any sale, assignment, transfer or delegation in contravention of this provision is void. This Agreement shall otherwise inure to the benefit of, and be binding upon, the parties and its respective successors and assigns.

DLA Draft: 1 December 2016

10.14. No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, other than the Indemnitees referred to in Section 9 above.

10.15. Survival. The covenants set forth in Section 3 above, Purchaser’s representations and warranties set forth in Section 4 above, the Company’s representations and warranties set forth in Section 5 above, section 6, the indemnification provisions set forth in section 9 above, and this Article 10 shall, in each case, survive the Closing.

10.16. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

10.17. Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement shall be deemed to be jointly drafted by the Company and the Purchaser and shall not be construed against any Person as the drafter hereof.

10.18. Currency. Unless otherwise expressly indicated, all dollar amounts referred to in this Agreement and the other Transaction Documents are in United States Dollars (“U.S. Dollars”), and all amounts owing under this Agreement and all other Transaction Documents shall be paid in U.S. Dollars.

[Signature page to follow]

DLA Draft: 1 December 2016

IN WITNESS WHEREOF, Purchaser and the Company have caused their respective signature page to this Agreement to be duly executed as of the date written below.

COMPANY:
Aura Systems, Inc.
Date: ___________, 2016	a Delaware Corporation

By:
Melvin Gagerman
Chief Executive Officer

PURCHASER:

[name]
Date: ___________, 2016

By:
[name]
Its: